SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONSOLIDATED-TOMOKA LAND CO.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of

Annual Meeting

of Shareholders and

2016 Proxy Statement

CONSOLIDATED-TOMOKA LAND CO. Post Office Box 10809 Daytona Beach, Florida 32120-0809

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Annual Meeting Date: April 27, 2016

Time: 2:00 p.m. local time

Location: LPGA International Clubhouse, 1000 Champions Drive, Daytona Beach, Florida 32124

AGENDA:

1.	Election of the seven director nominees listed in the Proxy Statement;

2.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2016;

3.	Hold an advisory vote to approve executive compensation;

4.	Vote on a shareholder proposal to request that the Board of Directors hire an independent advisor to evaluate ways to maximize shareholder value;

5.	Vote on a proposal to approve the issuance of additional shares of common stock upon conversion of our 4.50% Convertible Senior Notes due 2020; and

6.	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Shareholders of record at the close of business on March 3, 2016, are entitled to notice of, and to participate in and vote at the meeting.  A complete list of shareholders as of the record date will be available for shareholders’ inspection at the corporate offices at 1530 Cornerstone Boulevard, Suite 100, Daytona Beach, Florida 32117, for ten days prior to the meeting.

We hope you will be able to attend the Annual Meeting in person.  However, whether or not you plan to attend the Annual Meeting in person, you are urged to vote by telephone or over the Internet as instructed in the Notice of Internet Availability of Proxy Materials, in order to ensure your representation and the presence of a quorum at the Annual Meeting.  You may also request a printed proxy card to submit your vote by mail.  You will not receive a printed copy of the proxy materials unless you request them as instructed in the Notice of Internet Availability of Proxy Materials.  If you submit your proxy (whether via Internet, telephone or return of paper proxy card) and then decide to attend the Annual Meeting to vote your shares in person, you may still do so.  Your proxy is revocable in accordance with the procedures set forth in the accompanying proxy statement.

If you have any questions or need any assistance with voting your shares, please contact our transfer agent, Computershare Trust Company, N.A., toll-free at 1-800-962-4284.  You may also contact them via their website at www.computershare.com/investor.

By Order of the Board of Directors

Daniel E. Smith

Corporate Secretary

Daytona Beach, Florida

March 15, 2016

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on April 27, 2016: Consolidated-Tomoka Land Co.’s 2016 Proxy Statement and Annual Report to Shareholders on Form 10-K for the year ended December 31, 2015 and filed with the Securities and Exchange Commission are available at: www.investorvote.com/CTO.

CONSOLIDATED-TOMOKA LAND CO.

PROXY STATEMENT

Page
1	GENERAL INFORMATION
7	PROPOSAL 1: ELECTION OF DIRECTORS
11	DIRECTOR COMPENSATION FOR 2015
12	CORPORATE GOVERNANCE AND COMMITTEES OF THE BOARD OF DIRECTORS
18	BENEFICIAL OWNERSHIP OF COMMON STOCK
19	COMPENSATION DISCUSSION AND ANALYSIS
33	COMPENSATION COMMITTEE REPORT
34	SUMMARY COMPENSATION TABLE FOR 2013-2015
35	GRANTS OF PLAN-BASED AWARDS FOR 2015
35	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2015
36	OPTION EXERCISES AND STOCK VESTED DURING THE YEAR ENDED DECEMBER 31, 2015
36	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
38	COMPENSATION RISKS
39	REPORT OF THE AUDIT COMMITTEE
40	PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
41	PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
42	PROPOSAL 4: SHAREHOLDER PROPOSAL REQUESTING THE BOARD OF DIRECTORS TO HIRE INDEPENDENT ADVISOR TO EVALUATE WAYS TO MAXIMIZE SHAREHOLDER VALUE
43	PROPOSAL 5: PROPOSAL TO APPROVE THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK UPON CONVERSION OF THE COMPANY’S 4.50% CONVERTIBLE SENIOR NOTES DUE 2020
44	OTHER MATTERS
44	SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
44	SHAREHOLDER PROPOSALS
45	ANNUAL REPORT

CONSOLIDATED-TOMOKA LAND CO. Post Office Box 10809 Daytona Beach, Florida 32120-0809

GENERAL INFORMATION

Why am I receiving this proxy statement? The board of directors (the “Board of Directors” or “Board”) of Consolidated-Tomoka Land Co., a Florida corporation (the “Company, “we,” “our” and “us”) is soliciting proxies for use at the annual meeting of stockholders to be held on Wednesday, April 27, 2016 at 2:00 p.m., local time, at the LPGA International Clubhouse, 1000 Champions Drive, Daytona Beach, Florida (and at any adjournments or postponements thereof) (the “Annual Meeting”).  The purpose of the Annual Meeting is as set forth in the attached Notice of Annual Meeting of Shareholders.

On or about March 15, 2016, we mailed to you and our other shareholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) containing instructions on (i) how to access online this proxy statement and our 2015 annual report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and our audited consolidated financial statements included therein (collectively, the “Annual Report”); and (ii) how to vote your shares online or by telephone.  You will not receive a printed copy of the proxy materials and Annual Report unless you request them.  If you would like to receive a printed copy of our proxy materials, including a printed proxy card on which you may submit your vote by mail, then you should follow the instructions for obtaining such materials contained in the Internet Availability Notice.

What is a proxy? A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy.  If you designate someone as your proxy, the document in which you make that designation is also called a proxy.

What is a proxy statement? This document is a proxy statement.  It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares.  We encourage you to read this proxy statement carefully.

What is the purpose of the Annual Meeting? The purpose of the Annual Meeting is to obtain shareholder action on the matters outlined in the notice of meeting included with this proxy statement. These matters include: (1) the election of seven directors to one-year terms expiring at the 2017 Annual Meeting of Shareholders; (2) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2016; (3) an advisory vote to approve executive compensation, (4) a shareholder proposal that shareholders request that the Board of Directors hire an independent advisor to evaluate ways to maximize shareholder value through the sale of the Company or through the liquidation of its assets and (5) a proposal to approve the issuance of up to 1,387,860 additional shares of common stock for settlement upon conversion of our 4.50% Convertible Senior Notes due 2020.  This proxy statement provides you with detailed information about these matters.

We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof, if properly presented at the Annual Meeting.

What is a record date and who is entitled to vote at the Annual Meeting? The record date for determining the shareholders entitled to vote at the Annual Meeting was March 3, 2016.  The record date was established by our Board as required by the laws of Florida, and our bylaws.  Owners of record of shares of our common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements thereof.  You are entitled to one vote for each share that you owned on the record date on every matter submitted to the meeting.  Our Articles of Incorporation and Bylaws do not provide for cumulative voting for the election of directors, which is permitted but not required by Florida law.

How many shares can be voted and what is a quorum? You are entitled to one vote for each share of our common stock that you own as of the close of business on March 3, 2016.  At the close of business on March 3, 2016, there were 5,833,776 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the Annual Meeting.  The attendance by proxy or in person of holders of a majority of the shares of common stock entitled to vote at the Annual Meeting, or 2,916,889 shares of common stock, will constitute a quorum to hold the Annual Meeting.  If you grant your proxy by Internet, telephone or proxy card, your shares will be considered present at the Annual Meeting and part of the quorum. Abstentions and broker “non-votes” will be considered shares represented at the meeting for the purposes of establishing a quorum.

What different methods can I use to vote? You have a choice of voting:

●	By telephone;

●	Over the Internet;

●	By mail; or

●	In person at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote by telephone, over the Internet, or by mail.  Please carefully read the instructions on the Internet Availability Notice on how to vote your shares.  Because the instructions vary depending on how you hold your shares and the method you use to vote, it is important that you follow the instructions that apply to your particular situation.  If you vote by telephone or over the Internet, you should not return a proxy card.

What is the difference between a “record holder” and an owner holding shares in “street name”? If your shares are registered in your name, you are a “record holder.”  You will be a record holder if you hold a stock certificate or if you have an account directly with our transfer agent, Computershare Trust Company, N.A. (“Computershare”).  If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name,” and you are considered the beneficial owner of such shares.

How do I vote if my shares are held in my name? Voting by telephone, over the Internet, or by mail: If you are a shareholder of record, you can vote by telephone, over the Internet, or by mail.  The Internet Availability Notice contains instructions for voting by telephone or over the Internet.  You can also vote by mail by requesting, completing and returning a printed proxy card as described in the Internet Availability Notice.  Please promptly vote by telephone, over the Internet, or by mailing your proxy card to ensure your representation and the presence of a quorum at the Annual Meeting.

Voting in person at the meeting: If you plan to attend the Annual Meeting, you can vote in person.  To vote in person at the Annual Meeting, you will need to have in your possession at the meeting proper personal identification and evidence of your share ownership.

How do I vote if my shares are held in “street name?” Voting by telephone, over the Internet, or by mail: If your shares are held in the name of your broker, bank, or other nominee, you have the right to direct your broker, bank, or other nominee on how to vote, and you should vote your shares using the method directed by your broker, bank, or other nominee.  In addition to voting by mail, a large number of banks and brokerage firms are participating in online or telephonic voting programs.  These programs provide eligible “street name” shareholders the opportunity to vote by telephone or over the Internet.  Voting forms will provide instructions for shareholders whose banks or brokerage firms are participating in such programs.

Voting in person at the meeting: If your shares are held in the name of your broker, bank, or other nominee and if you plan to attend the Annual Meeting and to vote in person, you should contact your broker, bank, or other nominee to obtain a broker’s proxy and bring it, together with proper personal identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting.

Can I revoke my proxy or change my vote? As long as your shares are registered in your name, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting.  There are several ways you can do this:

●	By sending a written notice of revocation to our Corporate Secretary at Consolidated-Tomoka Land Co., P.O. Box 10809, Daytona Beach, Florida 32120-0809;

●	By duly signing and delivering a proxy card that bears a later date; or

●	By attending the Annual Meeting and voting in person by ballot.

If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy or change your vote.  You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank, or other nominee.

What are my voting choices and what is the required vote? By giving us your proxy by telephone, over the Internet, or by signing, dating, and mailing a proxy card, you authorize our management to vote your shares at the Annual Meeting or at any adjournments or postponements thereof in the manner you indicate.

Proposal 1: Election of Directors.  We have nominated seven directors for election to one-year terms at the Annual Meeting, and because we did not receive advance notice under our Bylaws of any shareholder nominees for director, the 2016 election of directors is an uncontested election.  In accordance with our Bylaws, which provide for a majority voting standard in uncontested elections, in order to be elected, each director nominee must receive more “FOR” votes than “AGAINST” votes. Abstentions and any broker non-votes will have no effect on the election of directors because only votes cast “FOR” or “AGAINST” a nominee will be counted.  For additional information regarding majority voting, see “Majority Voting for Directors” on page 15.

With respect to the proposal to elect seven nominees for director, you may:

●	Vote “FOR” the election of a nominee for director named in this proxy statement;

●	Vote “AGAINST” the election of a nominee for director named in this proxy statement; or

●	“ABSTAIN” from voting for one or more of the nominees named in this proxy statement.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm. The Audit Committee of the Board (the “Audit Committee”) has appointed Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2016.  With respect to the proposal to ratify the appointment by the Audit Committee of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2016, you may:

●	Vote “FOR” ratification;

●	Vote “AGAINST” ratification; or

●	“ABSTAIN” from voting on the proposal.

This proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

Proposal 3: Advisory Vote to Approve Executive Compensation.  The Company is providing its shareholders with the opportunity to cast an advisory vote to approve the compensation of its named executive officers as disclosed pursuant to Item 402 of Regulation S-K, which includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables.  The advisory vote to approve the executive compensation described in Proposal 3 is referred to as a “say-on-pay vote.”  With respect to the advisory vote to approve executive compensation, you may:

●	Vote “FOR” approval;

●	Vote “AGAINST” approval; or

●	“ABSTAIN” from voting on the proposal.

This proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

Proposal 4: Shareholder Proposal Requesting that the Board Hire an Independent Advisor to Evaluate Ways to Maximize Shareholder Value.  Wintergreen Advisors, LLC (“Wintergreen”) provided notice to the Company of its intention to bring a shareholder proposal before the Annual Meeting requesting that the Board hire an independent advisor to evaluate ways to maximize shareholder value through the sale of the Company or through the liquidation of the Company’s assets. The Board is treating this proposal as precatory because, if properly brought before the Annual Meeting and passed by the shareholders, it would constitute a non-binding recommendation to the Board.  Following receipt of Wintergreen’s proposal, the Board announced on February 9, 2016 that a Special Committee (hereinafter defined) of independent directors, formed by the Board for the purpose of exploring strategic alternatives to further enhance shareholder value, had retained Deutsche Bank Securities Inc. (“Deutsche Bank”) as independent financial advisor to assist the Company in exploring strategic alternatives to enhance shareholder value, including the options of sale of the Company, sale of assets or the continued pursuit of the Company’s business plan.  With respect to the shareholder proposal, you may:

●	Vote “FOR” approval;

●	Vote “AGAINST” approval; or

●	“ABSTAIN” from voting on the proposal.

This proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

Proposal 5: Approval for the Issuance of Additional Shares of Common Stock upon Conversion of the Company’s 4.50% Convertible Senior Notes due 2020.  In connection with the settlement from time to time of our 4.50% Convertible Senior Notes due 2020 (the “Notes”), the Company is asking shareholders to authorize the issuance of up to 1,387,860 additional shares of common stock, for settlement of the Notes upon conversion.  As described in more detail below, our ability to issue shares of common stock for settlement upon conversion of the Notes will be subject to certain limitations unless the Company obtains this shareholder approval.  With respect to this proposal, you may:

●	Vote “FOR” approval;

●	Vote “AGAINST” approval; or

●	“ABSTAIN” from voting on the proposal.

This proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

What are the Board’s voting recommendations and what happens if I return an unmarked proxy card? Unless indicated otherwise by your proxy card, if you return your properly executed proxy card with no votes marked, your shares will be voted as recommended by the Board.  The Board’s recommendations are set forth together with the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

●	FOR the election of all of the nominees for director named in this proxy statement;

●	FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2016;

●	FOR the proposal to approve executive compensation;

●

The Board takes no position with respect to the proposal to hire an independent financial advisor to evaluate ways to maximize shareholder value, as the Company has already taken the action requested by the proposal; and

●	FOR the proposal to approve the issuance of additional shares of common stock upon conversion of the Notes.

With respect to other matters that may properly be brought before the Annual Meeting or any adjournments or postponements thereof, if you return a properly executed proxy card or otherwise grant your proxy as contemplated in the Internet Availability Notice, your shares will be voted as determined at the discretion of the named proxy holders.

What effect do abstentions and broker non-votes have on the proposals? For each of the proposals, shares that abstain from voting are neither a vote cast in favor of nor a vote cast against the proposal, so they will have no effect on the outcome of the voting.

For all proposals, broker non-votes will be treated as shares represented at the meeting, but not voting, so broker non-votes will have no effect on the outcome of the voting.

Will my shares be voted if I do not vote or do not return a proxy card? If you are the shareholder of record and you do not vote or provide a proxy, your shares will not be voted.  Your shares may be voted if they are held in street name, even if you do not provide the brokerage firm with voting instructions.  Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.  We believe that the ratification of the appointment of an independent registered public accounting firm will be considered a “routine” matter for which brokerage firms may vote shares that have not been voted by their beneficial owners.  No other matters to be voted on at the Annual Meeting are considered “routine” matters.  As a result, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted in the election of directors, the advisory vote to approve executive compensation, the shareholder proposal, or the proposal to approve the issuance of additional shares upon settlement of the Notes, your broker or other nominee will not be able to vote your shares, and your shares will not be voted on any of those matters.  Please provide instructions to your broker or nominee so that your votes may be counted on these important matters. We urge you to vote your shares by following the instructions provided on the Internet Availability Notice to ensure that your shares will be voted on your behalf.

What does it mean if I receive more than one Internet Availability Notice? If you receive more than one Internet Availability Notice, it means you own shares in multiple accounts with brokers and/or our transfer agent.  To ensure that all of your shares are voted, please vote using each of the separate proxy voting instructions you receive.  We recommend that you contact your broker and/or our transfer agent (Computershare) to consolidate as many accounts as possible under the same name and address.  For purposes of consolidating accounts, Computershare may be reached by telephone at 1-800-962-4284 or via their website at www.computershare.com/investor.

Whom should I call if I have questions or need additional copies of the proxy materials? If you have any questions, need assistance voting, or need additional copies of this proxy statement, please contact our transfer agent, Computershare, which may be reached by telephone at 1-866-641-4276 or by email at investorvote@computershare.com.  When emailing Computershare regarding the Company or this proxy statement, please type in the subject line “Proxy Materials Consolidated-Tomoka Land Co.”

Who pays for the solicitation of proxies? We will bear the cost of soliciting proxies, including the cost of preparation, assembly, printing, and mailing.  In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.  Proxies may also be solicited by certain of our directors and officers without additional compensation.  They will not be paid for soliciting proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation.  Proxies may be solicited in person, by telephone, by email, by mail, by facsimile, through press releases issued by us, or through postings on our website.

May I access this year’s proxy statement and annual report over the Internet? This proxy statement and a copy of our Annual Report, are available at www.investorvote.com/CTO.

Where can I find the voting results of the Annual Meeting? We intend to disclose the voting results in a current report on Form 8-K within four business days of the Annual Meeting.  If we first disclose preliminary voting results, the final voting results will be disclosed as an amendment to such Form 8-K within four business days after the final voting results are known.  Both the Form 8-K and any amendment to such Form 8-K will be filed with the Securities and Exchange Commission (“SEC”) and made available on our website at www.ctlc.com.

PROPOSAL 1: ELECTION OF DIRECTORS

All seven of our Board members were re-elected to one-year terms at the 2015 annual meeting of shareholders.  Based upon the recommendation of the Board of Directors’ Governance Committee (the “Governance Committee”), Messrs. Albright, Allen, Fuqua, Olivari, Serkin, Skinner, and Warlow have each been nominated by the Board for a new one-year term expiring at the 2017 Annual Meeting of Shareholders.

Unless otherwise specified when the proxy is appointed (whether by Internet, telephone or executed and returned proxy card), all proxies will be voted for the election of the persons named below who have been recommended to the Board of Directors by the Governance Committee as nominees for director.

All nominees for election as directors are currently directors and were re-nominated by the Board of Directors.

Each nominee has consented in writing to being named in this proxy statement and indicated his willingness to serve if elected.  If any nominee should be unable to serve, which is not anticipated, the proxy will be voted for such other persons as shall be determined by the persons named in the proxy in accordance with their judgment.

The 2016 election of directors is an uncontested election, so the election of Messrs. Albright, Allen, Fuqua, Olivari, Serkin, Skinner, and Warlow will require that each director nominee receive a majority of the shares voted with respect to that nominee, or more votes “FOR” than “AGAINST” the nominee. Abstentions and any broker non-votes will have no effect on the election of directors because only votes cast “FOR” or “AGAINST” a nominee will be counted.

Our Board of Directors recommends a vote “FOR” the election of Messrs. John P. Albright, John J. Allen, Jeffry B. Fuqua, William L. Olivari, Howard C. Serkin, A. Chester Skinner, III, and Thomas P. Warlow, III, as directors. To vote for these nominees, please vote by telephone or over the Internet, or by requesting, completing and returning a proxy card, all as described in the Internet Availability Notice.

Biographical information regarding the director nominees standing for election, including business experience for at least the past five years, their age, the year they began serving as our director, and other public companies for which they have served on the board of directors in the past five years, is provided below.  In addition, the experience, qualifications, attributes, and skills considered by the Governance Committee and our Board in determining to nominate the director nominees are provided below.

NOMINEES STANDING FOR ELECTION
JOHN P. ALBRIGHT Age: 50 Director Since: 2012

President and Chief Executive Officer of the Company since August 2011.  Mr. Albright was previously the Co-Head and Managing Director of Archon Capital, a Goldman Sachs Company located in Irving, Texas.  Prior to that, he was the Executive Director, Merchant Banking-Investment Management for Morgan Stanley.  Prior to Morgan Stanley, Mr. Albright was Managing Director and Officer of Crescent Real Estate Equities, a publicly traded REIT based in Fort Worth, Texas.  His experience involves various aspects of investment, lending, and development of commercial properties, as well as real estate investment banking.  Mr. Albright currently serves on the board of trustees of the Atlantic Center for the Arts in New Smyrna Beach, Florida.

Mr. Albright is a graduate of Southern Methodist University with a B.A. in Business Administration.

JOHN J. ALLEN Age: 63 Director Since: 2009

President of Allen Land Group Inc. and Mitigation Solutions, Inc. since 1995. Both companies are Florida-based and are involved in commercial real estate, development, and investment.

Mr. Allen is a graduate of Cornell University with a B.S. in Agricultural Economics. He serves as a Board member of the University of North Florida Foundation, Inc. and as a Trustee of the Museum of Contemporary Art Jacksonville, Florida. He is also on the Board of Directors for the Edward Waters College Foundation, Inc. and The Tiger Academy charter school. Prior to beginning his career in the commercial real estate field, he worked in commercial lending and national corporate banking. Mr. Allen is Chairman of the Board of Directors’ Compensation Committee (the “Compensation Committee”) and a member of the Audit Committee.

JEFFRY B. FUQUA Age: 70 Director Since: 2009

Chairman of the Board of the Company since April 2011. President of Amick Holding, Inc. and its wholly owned subsidiary Amick Construction, Inc., a highway, heavy construction, and land development company, since 1975.

Mr. Fuqua is a graduate of the University of Miami with a B.A. in philosophy and a minor in mathematics. He also received an M.S. and a Ph.D. in mathematics from the University of Miami. He is a past member of the Governing Board and past Chairman of the Greater Orlando Aviation Authority. Mr. Fuqua has extensive business and political contacts throughout the State of Florida. He is a member of the Board and former Vice Chairman of the Board of Directors of Old Florida Bancshares Inc. and Old Florida National Bank (formerly Liberty Bancorporation and Orlando National Bank). Mr. Fuqua has considerable expertise in land development and heavy construction. Mr. Fuqua serves as a member of the Audit Committee.

WILLIAM L. OLIVARI Age: 71 Director Since: 2008

Certified Public Accountant; formerly a Partner with Olivari & Associates PA, from June 1984 until February 5, 2013, and now a Consultant with the firm. He is Chairman of the Board of the Commercial Bank of Volusia County, Inc., past Chairman of East Coast Community Bank, Inc., past Chairman of the Board of Directors of Daytona State College Foundation, past Chairman and current board member of Halifax Community Health Foundation, Inc., and past Chairman of the Audit and Finance Committee of Halifax Community Health System, Inc.

Mr. Olivari graduated from Hofstra University with a B.B.A. in accounting. Much of his accounting practice was devoted to the representation of real estate developers and building contractors. Besides his accounting practice, he has served as an expert witness in court proceedings on bond validations, business valuations, lost income, and business interruption. Mr. Olivari is the Chairman of the Audit Committee

HOWARD C. SERKIN Age: 70 Director Since: 2011

Chairman of Heritage Capital Group, Inc., an investment banking firm, since 1996.

Mr. Serkin graduated from the Georgia Institute of Technology. He also earned his M.S. in engineering and received his M.B.A. in finance from Harvard Business School.  Mr. Serkin brings extensive finance and industry experience to the Board.  He has served as Chairman of Heritage Capital Group, Inc., a regional investment banking firm, since 1996, and as a principal with Business Valuation, Inc., which provides financial consulting and valuation services, since 1994.  He has worked as an investment banker for twenty years.  Prior to that, he served in various senior management positions with The Charter Company, a NYSE-listed conglomerate with revenues in excess of $5 billion and operations in insurance, energy and communications.  Mr. Serkin also served as an Executive Vice President of Koger Properties, a NYSE-listed developer, owner, and manager of over 13 million square feet of suburban office buildings and parks located throughout the southeast.  He has also assisted in the reorganization and successful emergence from bankruptcy of three different companies.  Mr. Serkin is a member of the Governance Committee and the Audit Committee.

A. CHESTER SKINNER, III Age: 63 Director Since: 2010

Vice Chairman of the Board of the Company since October 2013. President of Skinner Bros. Realty Co., a Jacksonville, Florida-based real estate development firm since 1999.  Mr. Skinner is a registered Florida real estate broker, licensed Florida general contractor (currently inactive), a certified commercial investment member of the National Association of Realtors, a past member of the International Council of Shopping Centers, and past State and North Florida Chapter President of the National Association of Industrial and Office Parks.

Mr. Skinner is a graduate of the Georgia Institute of Technology with a B.S. in Industrial Management.  He also attended the University of Florida, taking graduate courses in real estate and finance.  Mr. Skinner has extensive experience in real estate development, investment, management, sales and leasing, and permitting and land entitlements.  He has also had experience in land acquisitions, planning, design, and construction of business parks, office buildings, and office/warehouse projects. Mr. Skinner is Chairman of the Governance Committee and a member of the Compensation Committee.

THOMAS P. WARLOW, III Age: 72 Director Since: 2010

President and Chairman of The Martin Andersen-Gracia Andersen Foundation, Inc., a charitable organization that provides grants for the purpose of public benefit in Central Florida, since 1998, and Chairman of Georgetown Enterprises, Inc., a Florida registered general contractor involved with development and construction in the Florida market since 1976.

Mr. Warlow is a graduate of Vanderbilt University with a B.E. in Civil Engineering.  He is the former Chairman of the Orange County Road Advisory Board and the Orange County Underground Utility and Licensing Board.  He has over forty-five years of experience in the general contracting and heavy construction business, including land development, engineering, planning, and construction.  Mr. Warlow is a member of the Compensation Committee and the Governance Committee.

There are no family relationships among our directors or executive officers.

DIRECTOR COMPENSATION FOR 2015

The following table shows the annual compensation paid to non-employee directors in 2015:

2015 DIRECTOR COMPENSATION
NAME	Fees Earned or Paid in Cash	All other Compensation(1)		Total ($)
John J. Allen	$56,750	$0		$56,750
Jeffry B. Fuqua	$104,000	$0		$104,000
William L. Olivari	$55,500	$0		$55,500
Howard C. Serkin	$19,500	$28,652	(2)	$48,152
A. Chester Skinner, III	$49,000	$0		$49,000
Thomas P. Warlow, III	$49,000	$0		$49,000
Total 2015 Director Compensation	$333,750	$28,652		$362,402

(1)

We pay or reimburse Directors for reasonable expenses incurred in attending Board or Committee meetings, such as mileage. We did not provide any perquisites to our Directors above the reporting threshold.

(2)	Mr. Serkin has elected to receive his annual retainer payment in common stock of the Company, which resulted in him being awarded 644 shares of common stock of the Company in lieu of cash.

Cash Compensation

Each non-employee director received an annual retainer of $30,000, which as of January 1, 2016 was increased to $40,000, payable quarterly in arrears, as compensation for service as a director, plus $1,500 for each board meeting attended in person.  In addition, Mr. Fuqua, as Chairman of the Board, received an annual fee of $60,000, which as of January 1, 2016 was increased to $65,000, payable quarterly in arrears.  Members of the Board’s Compensation Committee and Governance Committee also received $1,000 for each committee meeting attended in person, and Audit Committee members received $2,000 for each committee meeting attended in person.  The Chairmen of the Compensation and Governance Committees, and the Chairman of the Audit Committee, received $2,000 and $4,000, respectively, for each committee meeting attended in person.  For meetings via conference call, each director or committee member received $500 and the Chairman received $750, which as of January 1, 2016 was increased to $1,000 and $1,500, respectively.  As an employee of the Company, Mr. Albright, our President and Chief Executive Officer, did not receive any compensation for serving as a Director and is not a member of any committee of the Board.

Stock Compensation

Each director may elect to receive their annual retainer in Company common stock rather than cash. Mr. Serkin made this election for 2015.  The number of shares to be awarded to any director making such election is calculated by dividing (i) the amount of the quarterly retainer payment due to such director by (ii) the closing price of the Company’s common stock on the date of the quarterly Board meeting for which such payment applies, rounded down to the nearest whole number of shares.

CORPORATE GOVERNANCE AND COMMITTEES OF THE BOARD OF DIRECTORS

Corporate Governance Principles

Our Board is committed to responsible and effective corporate governance, and regularly monitors developments in the area of corporate governance.  Our Corporate Governance Principles compile governance policies and procedures described in our governing documents, various charters, and policies, and memorialize other policies and principles that we follow.  The Corporate Governance Principles discuss Board responsibilities, organization, composition, and qualifications, address director compensation, and set forth guidance regarding the evaluation of our CEO and succession planning, among other matters.  The Governance Committee is responsible for reviewing the Corporate Governance Principles annually.  A copy of our Corporate Governance Principles is available in the Investor Relations section of our website (www.ctlc.com) and may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Independent Directors

The listing standards of the NYSE MKT require that we have a Board of Directors with at least a majority of independent directors.  Our Board of Directors annually determines the independence of our directors based on these listing standards.  No director is considered independent unless our Board has affirmatively determined that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director.  Generally, a director is not considered independent if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with us, our external or internal auditors, or other companies that do business with us.

Our Board has determined that the following directors, who constituted a majority of the members of our Board of Directors, were independent as of December 31, 2015, pursuant to Section 803 of the NYSE MKT Company Guide:

● John J. Allen ● William L. Olivari ● Howard C. Serkin	● Jeffry B. Fuqua ● A. Chester Skinner, III ● Thomas P. Warlow, III

Our independent directors hold an executive session following each Board of Directors meeting, separate from management and any other non-independent directors.

Director Attendance at Meetings

During 2015, our Board of Directors held four regularly scheduled meetings, plus two additional in-person meetings and two conference calls.  All members of the Board of Directors attended more than 75% of all of the meetings of the Board and all committees on which they served during 2015.

Our policy is to encourage members of the Board of Directors to attend the Annual Meeting of Shareholders.  All directors attended the 2015 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee, which in 2015 held four in-person meetings and one conference call, assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent auditor, our systems of internal controls over financial reporting established by management and the Board, and our auditing, accounting and financial reporting processes generally.  Grant Thornton LLP, our independent auditor for our fiscal year ended December 31, 2015, reported directly to the Audit Committee.

The Audit Committee acts under a written charter adopted by the Board of Directors.  The current charter of the Audit Committee is available in the Investor Relations section of our website (www.ctlc.com).  A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Mr. Olivari has been the Chairman of the Audit Committee since October 20, 2011, and Messrs. Allen and Serkin are members of the Audit Committee.  The Board of Directors has determined that all members of the Audit Committee are independent under the listing standards of the NYSE MKT and Rule 10A-3 promulgated under the Securities Exchange Act of 1934.  All Audit Committee members possess the level of financial literacy required by the listing standards of the NYSE MKT.  Mr. Olivari, as Chairman of the Audit Committee, meets the current standard of requisite financial management expertise as required by the NYSE MKT and is an “audit committee financial expert” as defined by rules adopted by the SEC.

The Audit Committee has adopted Policies and Procedures for Complaints and Concerns Regarding Accounting, Internal Accounting Controls, and Auditing Matters to enable confidential and anonymous reporting to the Audit Committee.  Any person who has a concern or complaint regarding such matters may notify the Audit Committee by sending an e-mail to wlo@cfl.rr.com or by submitting the complaint by certified return receipt letter to William L. Olivari, Audit Committee Chairman, 8 Creekview Way, Ormond Beach, FL 32174.

Compensation Committee

The Compensation Committee, which in 2015 held four in-person meetings and four conference calls, and acted once by unanimous consent, assists the Board of Directors in discharging its responsibilities relating to the compensation of our chief executive officer and other officers and key employees, reviews and discusses with management our “Compensation Discussion and Analysis” set forth below, and administers the Company’s Amended and Restated 2010 Equity Incentive Plan and the Annual Cash Bonus Plan.  The Compensation Committee may form and delegate its authority to subcommittees when appropriate.

The Compensation Committee has primary responsibility for determining our compensation philosophy and recommending to the Board of Directors the approval of compensation for the named executive officers.  The full Board of Directors (other than Mr. Albright) aids the Compensation Committee by providing annual recommendations regarding the performance of Mr. Albright, our President and Chief Executive Officer and Mr. Patten, our Senior Vice President and Chief Financial Officer. Mr. Albright provides annual recommendations regarding the compensation of the other named executive officer and all other officers and managers.

In addition, the Compensation Committee has the sole authority to hire, and to dismiss, a compensation consultant.

The Compensation Committee acts under a written charter adopted by the Board of Directors.  The current charter of the Compensation Committee is available in the Investor Relations section of our website (www.ctlc.com).  A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Mr. Allen is the Chairman of the Compensation Committee, and Messrs. Skinner and Warlow are members of the Compensation Committee.  The Board of Directors has determined that all members of the Compensation Committee are independent under the listing standards of the NYSE MKT.

Governance Committee

The Governance Committee, which in 2015 held two in-person meetings, was formed to perform the functions of a nominating committee and recommends to the Board individuals who are qualified to become members of the Board.  The Governance Committee uses criteria developed by the Committee and approved by the Board to recommend nominees for the election of directors at the annual meeting of the shareholders.

The Governance Committee operates under a formal charter that governs its duties and standards of performance. The current charter of the Governance Committee is available in the Investor Relations section of our website (www.ctlc.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Mr. Skinner is the Chairman of the Governance Committee, and Messrs. Serkin and Warlow are members of the Governance Committee. The Board of Directors has determined that all members of the Governance Committee are independent under the listing standards of the NYSE MKT.

Consideration of Director Nominees

The Governance Committee will consider recommendations from shareholders for nominations for candidates for membership on the Board of Directors. To recommend a candidate to the Governance Committee, shareholders should submit recommendations in writing to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809. A nominating recommendation must be accompanied by the following information concerning each recommending shareholder: (a) the name and address, including telephone number, of the recommending shareholder; (b) the number of our shares owned by the recommending shareholder and the time period for which such shares have been held; (c) if the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held (alternatively, the shareholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the shareholder, together with a statement of the length of time that the shares have been held); and (d) a statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of shareholders.

In addition, a nominating recommendation must be accompanied by the following information concerning the proposed nominee: (a) the name, business address, and residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the class or series and number of shares of our capital stock, if any, which are owned beneficially and of record by the proposed nominee; and (d) any other information regarding the proposed nominee that would be required to be included in a proxy statement or other filings required to be made in connection with the solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, had the proposed nominee been nominated by the Board of Directors. The nominating recommendation must also describe all relationships between the proposed nominee, his immediate family, and the recommending shareholder, including management of any corporate shareholder, and any agreements or understandings between the recommending shareholder and the nominee regarding the nomination. The recommending shareholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the Board and to our governance. The statement should include whether, in the view of the shareholder, the nominee, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of the Company. The nominating recommendation must be accompanied by the consent of the proposed nominee to be interviewed by the Governance Committee (and the recommending shareholder must furnish the proposed nominee’s contact information for this purpose) and, if nominated and elected, to serve as a director.  If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders must be submitted with respect to each shareholder in the group. Director candidates recommended by shareholders in accordance with these procedures will be evaluated and considered by the Governance Committee in the same manner as it evaluates other proposed nominees.

In addition to recommending nominees for consideration to the Governance Committee, shareholders may also directly propose nominees for consideration at an annual meeting of our shareholders.  The requirements and procedures to be followed by shareholders wishing to directly nominate a director at our annual meeting of shareholders are discussed under “Shareholder Proposals” on page 44 of this proxy statement.

The Governance Committee has established specific, minimum qualifications that must be met by a Committee-recommended nominee. Under these criteria, a majority of the Board should be independent under the listing standards of the NYSE MKT. In addition, a nominee should demonstrate high ethical standards and integrity and be accountable for boardroom decisions (no individual will be nominated to be a director of the Company where the Governance Committee has determined that the individual has demonstrated a lack of ethical standards, as evidenced by a material violation of applicable law, regulations, stock exchange listing standards or the Company’s Code of Business Conduct and Ethics); should have the ability to provide thoughtful counsel on a broad range of issues; should be financially literate; should be willing to listen and be open to the consideration of other opinions, as well as have the ability to effectively communicate his or her own ideas; should be committed to our achievement of exceptional performance standards to benefit our customers, shareholders, employees, and communities; and should have the ability to commit sufficient time and attention to our activities.

Prior to identifying and evaluating nominees for director, the Governance Committee assesses the size and membership of the Board and determines whether any vacancies are to be expected. In the event of any vacancies, the Committee considers potential candidates for director, which may come to the Committee’s attention through current Board members, shareholders, professional search firms, or other persons. In addition to the specific minimum qualifications described above, the Committee seeks to ensure that the Board as a whole will possess the following specific qualities or skills: expertise in management or oversight of financial accounting and control; a record of making sound business decisions; cognizance of current general management trends and “best practices;” relevant knowledge specific to the industries in which we operate; ability and willingness to motivate and require high-performance by management; capability of questioning, approving, and monitoring our strategic plans, and providing insight and directional focus; a knowledge of the geographic area in which we operate and local and state business, political, and governmental contacts which would be beneficial to us; and experience on the boards of other public companies. The Committee meets to review and report to the Board on possible candidates for membership and annually recommends a slate of nominees to the Board with respect to nominations for the Board at the Annual Meeting of Shareholders.

The Governance Committee believes that its criteria and desired qualities and skills lead to nominees with a broad diversity of experience, skills, and backgrounds. The Governance Committee does not assign specific weights to its criteria and no specific quality or skill is applicable to all prospective nominees.  The Governance Committee has no policy regarding diversity but does not discriminate against nominees on any basis proscribed by law.

Majority Voting for Directors

Our Bylaws provide that the voting standard for the election of our directors in uncontested elections is a majority voting standard. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors.  An uncontested election for directors is an election where the number of properly nominated directors does not exceed the number of director positions to be filled. Under a majority voting standard, a director nominee will be elected if the number of shares voted “FOR” a director nominee exceeds the number of votes cast “AGAINST” that director nominee.

If an incumbent director nominee does not receive a greater number of “FOR” votes than “AGAINST” votes, he or she must promptly tender his or her resignation to the Board following certification of the vote, which resignation will be effective upon acceptance by the Board.

The Governance Committee will consider the resignation offer and recommend to our Board the action to be taken.  The Governance Committee and the Board are entitled to consider any factors they deem relevant in deciding whether to accept a director’s resignation.  Our Board shall take action within 90 days following certification of the vote, unless such action would cause us to fail to comply with any applicable stock exchange listing requirement or any rule or regulation promulgated under the Securities Exchange Act of 1934, as amended, in which event our Board shall take action as promptly as practicable while continuing to meet such requirement, rule, or regulation.  Our Board also will promptly publicly disclose its decision and the reasons therefore.  If our Board does not accept the resignation, the nominee will continue to serve until the next annual meeting for the year in which his or her term expires and until his or her successor shall be duly elected and qualified, or until his or her prior resignation, death, or removal.  If our Board accepts the resignation, then our Board, in its sole discretion, may fill any resulting vacancy.

The election of directors at the Annual Meeting is an uncontested election and therefore the majority voting standard applies.

Codes of Ethics

We have adopted a Code of Ethics for Principal Executive Officers and Senior Financial Officers, violations of which may be reported to the Audit Committee.  We will provide a copy of our Code of Ethics for Principal Executive Officers and Senior Financial Officers to any person upon request and without charge.  Any such request should be made in writing to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

We have also adopted a Code of Business Conduct and Ethics that includes provisions ranging from legal compliance to conflicts of interest.  All employees and directors are subject to this code.  A copy of our Code of Business Conduct and Ethics is available in the Investor Relations section of our website (www.ctlc.com) and may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Any amendment to, or waiver from, our Code of Ethics for Principal Executive Officers and Senior Financial Officers or our Code of Business Conduct and Ethics that is required to be disclosed to shareholders will be posted on our website within four business days following such amendment or waiver.

Communication with the Board of Directors

Shareholders and other individuals may communicate with the Board of Directors by writing to the Board of Directors, c/o Corporate Secretary, Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Policies and Procedures for Approval of Related Party Transactions

The Board of Directors has adopted a written Related Party Transactions Policy and Procedures establishing guidelines with respect to the review, approval, and ratification of Related Party Transactions.  The policy applies to any transaction in which we are a participant, any related party has a direct or indirect interest and the amount involved exceeds $120,000.  The Audit Committee will review the material facts of all related party transactions that require approval and either approve or disapprove of our entry into the transaction.  In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Board Leadership Structure

We have adopted, as part of the charter of the Governance Committee, a policy that the Chairman of the Board be an independent director.  The Chairman is appointed by the non-management directors annually.  Mr. Fuqua, an independent director, serves as the Chairman of the Board.  Mr. Skinner, who is also an independent director, serves as the Vice Chairman of the Board and may fulfill the responsibilities of the Chairman in his absence.

Board Role in Risk Oversight

The Board has an active role in overseeing risk management.  The Board regularly reviews information regarding our financial position, results of operations, liquidity, and cash flows, as well as the risks associated with each and generally with our businesses and business strategy.  The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements.  The Audit Committee inquires of management and our independent auditor about significant risks or exposures and assesses the steps management has taken to address or minimize such risks.  While these committees are responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is informed through committee reports about such risks.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table contains information as of March 3, 2016, unless otherwise noted, on the beneficial ownership of the shares of our common stock by:

●	our directors;

●	our Chief Executive Officer, Chief Financial Officer, and General Counsel (our “named executive officers”);

●	the directors and executive officers as a group; and

●	beneficial owners of more than 5% of the outstanding shares of our common stock.

NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)
NAME	Restricted Stock		Options Exercisable Within 60 Days(2)	Other Shares Beneficially Owned		Percent of Class(3)
John P. Albright	71,334	(4)	33,200	109,446	(7)	3.6%
John J. Allen	-		-	4,800	(8)	*
Jeffry B. Fuqua	-		-	12,000		*
William L. Olivari	-		-	4,500	(9)	*
Mark E. Patten	11,700	(5)	20,000	17,007	(10)	*
Howard C. Serkin	-		-	2,922		*
A. Chester Skinner, III	-		-	6,000	(11)	*
Daniel E. Smith	5,834	(6)	3,300	2,466	(12)	*
Thomas P. Warlow, III	-		-	3,602	(13)	*
Directors and executives officers as a group (9 persons)	88,868		56,500	162,743	(14)	5.2%
5% Stockholders	-		-
Wintergreen Advisers, LLC(15)	-		-	1,543,075		26.4%
BlackRock, Inc.(16)	-		-	317,386		5.4%

*	Less than 1% individually
(1)

Based on information furnished by the individuals named in the table, includes shares for which the named person has sole voting or investment power or shared voting or investment power.  Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial economic interest.  Except as stated in the notes below, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.

(2)

Represents shares that may be acquired through stock options exercisable through May 3, 2016, comprised of (i) Mr. Albright’s February 9, 2015 award of 20,000 shares, (ii) a portion of Mr. Albright’s February 26, 2016 award of 40,000 shares; (iii) Mr. Patten’s April 16, 2012 award of 10,000 shares; (iv) Mr. Patten’s January 23, 2013 award of 10,000 shares; and (v) a portion of Mr. Smith’s October 22, 2014 award of 10,000 shares.

(3)

Based on 5,833,776 shares of common stock issued and outstanding as of March 3, 2016.  The calculation in this column assumes that (i) all options owned by the named individual and exercisable within 60 days are exercised and (ii) none of the options owned by other named individuals are exercised.

(4)

Represents the following restricted stock grants: (i) remaining shares of restricted stock awarded to Mr. Albright as an inducement grant; (ii) remaining shares of restricted stock awarded to Mr. Albright as part of year end 2013 and 2014 compensation; (iii) restricted stock awarded to Mr. Albright as part of year end 2015 compensation; (iv) restricted stock awarded to Mr. Albright in connection with the amendment to his employment agreement on May 20, 2015; and (v) restricted stock awarded to Mr. Albright on February 26, 2016.  Mr. Albright has the right to direct the voting of these shares of restricted stock.

(5)

Represents the following restricted stock grants: (i) remaining shares of restricted stock awarded to Mr. Patten as part of his employment agreement; (ii) remaining shares of restricted stock awarded to Mr. Patten as part of year end 2013 and 2014 compensation; and (iii) restricted stock awarded to Mr. Patten as part of year end 2015 compensation.  Mr. Patten has the right to direct the voting of these shares of restricted stock.

(6)

Represents the following restricted stock grants: (i) restricted stock awarded to Mr. Smith as part of his employment agreement, (ii) remaining shares of restricted stock awarded to Mr. Smith as part of year end 2014 compensation and (iii) restricted stock awarded to Mr. Smith as part of year end 2015 compensation. Mr. Smith has the right to direct the voting of these shares of restricted stock.

(7)	Includes (i) 16,362 shares held in a margin trading account and (ii) 85,784 shares pledged as security for a $1,201,644 line of credit.
(8)	Includes 4,100 shares over which Mr. Allen shares voting and investment power with his spouse.
(9)	Includes 4,300 shares over which Mr. Olivari shares voting and investment power with his spouse.
(10)	Includes 14,300 shares over which Mr. Patten shares voting and investment power with his spouse.
(11)

Includes 2,000 shares over which Mr. Skinner shares voting and investment power with his spouse, and 3,000 shares held by his spouse, who has sole voting power over such shares.  These shares are part of a portfolio of other non-Company securities which are pledged as collateral for two lines of credit.

(12)	Includes 1,666 shares over which Mr. Smith shares voting and investment power with his spouse.
(13)	Includes 1,000 shares over which Mr. Warlow shares voting and investment power with his spouse.
(14)	Includes 27,366 shares, which directors and executive officers share voting and investment power with others.
(15)

The amount shown and the following information is derived from a Schedule 13D/A filed by Wintergreen Advisers, LLC (“Wintergreen”), reporting beneficial ownership as of January 12, 2016.  According to the Schedule 13D/A, Wintergreen Fund, Inc. (“WG Fund”) beneficially owns 1,232,334 shares.  Wintergreen, as sole investment manager of WG Fund, may be deemed to beneficially own the 1,543,075 shares beneficially owned by WG Fund and Wintergreen.  Wintergreen has shared voting and dispositive power with respect to these 1,543,075 shares.  The business address for Wintergreen and WG Fund is 333 Route 46 West, Suite 204, Mountain Lakes, NJ 07046.

(16)

The amount shown and the following information is derived from a Schedule 13G filed by BlackRock, Inc. (“BlackRock”), reporting beneficial ownership as of December 31, 2015.  According to the Schedule 13G, BlackRock has sole voting power over 312,563 shares and sole dispositive power over 317,386 shares.  The business address for BlackRock is 55 East 52nd Street, New York, NY 10022.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section provides an overview and analysis of the material elements of our compensation program and policies during the 2015 fiscal year for the following individuals, referred to throughout this proxy as our “named executive officers.”

●	John P. Albright, our President and Chief Executive Officer;

●	Mark E. Patten, our Senior Vice President and Chief Financial Officer, and

●	Daniel E. Smith, our Senior Vice President, General Counsel and Corporate Secretary

Following this section is a series of tables containing specific information pertaining to the compensation earned in 2015 by the named executive officers.  The discussion below is intended to put the information contained in the tables into context with our overall compensation program.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to attract and retain executive officers by aligning their interests with those of our shareholders.  This program has been structured to motivate executive officers to achieve performance goals established by the Board and to create long-term allegiance to the Company.  The executive compensation program rewards executive officers for achievement of annual and long-term goals, based on their individual performance and their contribution to the overall performance of the Company.

Our executive compensation philosophy is intended to balance annual performance incentives through salary and bonuses with rewards for long-term performance through an equity incentive plan, which is currently intended to be focused on grants of stock option awards, time based restricted stock awards (restricted stock that vest over time), and may include performance based restricted stock awards (restricted stock that vests upon the satisfaction of certain performance criteria, such as stock price appreciation).  We endeavor to provide an executive compensation program that:

●	will reward and encourage the creation of long-term shareholder value;

●	is competitive with the market;

●	will promote actions that contribute to the achievement of our targeted operating and financial results;

●	will attract and retain well-qualified executives, who have the ability and desire to implement our strategy for achieving annual and long-term performance goals and objectives;

●	will motivate executives to achieve Company and individual performance goals set by us;

●	will focus executives on stockholder interests when considering strategic alternatives; and

●	will create long-term allegiance to the Company.

Role of the Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee has primary responsibility for determining our compensation philosophy and recommending to the Board of Directors the approval of compensation for the President and Chief Executive Officer, along with the compensation of the other named executive officers.  While the Compensation Committee reviews the total compensation paid to each of the named executive officers, it considers each element of our executive compensation program to be separate and distinct. We have not adopted any formal or informal policy for allocating executive compensation between annual and long-term or between cash and non-cash.  The Compensation Committee makes these allocation decisions each year based on the performance goals and objectives achieved that year.

The full Board of Directors (other than Mr. Albright) aids the Compensation Committee by providing annual evaluations regarding the performance of Mr. Albright, our President and Chief Executive Officer, and Mr. Patten, our Senior Vice President and Chief Financial Officer.  Mr. Albright also provides an annual evaluation to the Compensation Committee regarding the performance of Mr. Patten and a recommendation on compensation for Mr. Patten and all other officers and managers.

The Compensation Committee may from time-to-time, in its sole discretion, retain or seek advice from compensation consultants, independent counsel, and other advisors, and is directly responsible for determining the compensation of and overseeing such advisors.  The Compensation Committee has engaged independent consultants in the past to review our compensation practices and plans.  The Compensation Committee has used such reviews to, among other things, assess the market and evaluate and establish executive compensation.  In January 2015, the Compensation Committee engaged FPL Associates L.P. (“FPL”) to assist in, among other things, evaluating and amending Mr. Albright’s employment agreement and long-term incentive compensation.  As a result of this evaluation, in May 2015, the Company and Mr. Albright entered into an Amended and Restated Employment Agreement and various equity incentive compensation award agreements described in detail below.

Absence of Interlocks

None of the members of the Compensation Committee is or has been an executive officer of the Company, and no director who served on the Compensation Committee during 2015 had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.  None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2015.

Competitive Considerations

While we do not benchmark compensation against any particular peer group, we endeavor to establish base salaries and cash bonus structures that are competitive with similar positions in our geographic location and comparable to other companies who are publicly traded and/or whose business operations and relative size are similar to ours. In January 2015, the Compensation Committee retained FPL to, among other things, assess the appropriateness of the Company’s existing peer group of companies. Based on FPL’s advice, the Compensation Committee identified the companies listed below as an appropriate peer group:

●	Agree Realty Corporation
●	Alico Inc.
●	Forestar Group Inc.
●	Getty Realty Corp.
●	Grammercy Property Trust Inc.
●	New Home Company (The)
●	Resource Capital Corp.
●	St. Joe Company (The)
●	Stratus Properties Inc.
●	Tejon Ranch Co.
●	Whitestone REIT

Executive Compensation Elements

Employment Agreements. On June 30, 2011, we entered into an employment agreement with John P. Albright to serve as our President and Chief Executive Officer, effective August 1, 2011, which agreement was amended and restated on May 20, 2015. On April 16, 2012, we entered into an employment agreement with Mark E. Patten to serve as our Senior Vice President and Chief Financial Officer. On October 22, 2014 we entered into an employment agreement with Daniel E. Smith to serve as our Senior Vice President, General Counsel and Corporate Secretary. We have an employment agreement with an additional non-executive officer of the Company, and otherwise no such agreements with any other officers or employees.

Base Salary. The base salaries of the named executive officers were set at the time of their employment and thereafter have been set annually in January following a review of their performance of the normal responsibilities associated with the named executive’s job description during the previous year. Historically, the Compensation Committee has evaluated individual performance of named executive officers based on the Company’s earnings per share (“EPS”) in the prior year, the accomplishment of performance goals approved by the Board each January, and the individual’s contribution to our overall corporate performance. In evaluating individual performance, the Compensation Committee also considers any additional duties or responsibilities assumed by the individual during the prior year, individual contribution to any new strategies developed and adopted by the Company, the individual’s contribution to our public image, the individual’s leadership and motivation skills, and any significant actions by the individual that have had an effect on long-term shareholder value. The Compensation Committee analyzed the total mix of available information on primarily a qualitative basis in determining base salary.

Mr. Albright’s annual base salary for fiscal year 2015 of $500,000 was effective January 1, 2015, and was determined based on his significant achievements in 2014. The Company, under the leadership of Mr. Albright, achieved record performance in many areas in 2015, while taking strategic actions to improve profitability and improve investment portfolio positioning, share price, and accomplishment of the performance goals described on page 24. During 2015, earnings per share grew almost 30%, its fourth consecutive year of significant earnings growth. Significant highlights for the year included the sale of approximately 39 acres of the Company’s Daytona Beach land holdings to an affiliate of Tanger Factory Outlet Center, Inc., for the development of a retail center that will be the centerpiece of the Tomoka Town Center area. The Company also issued $75 million of convertible notes which will facilitate the Company’s continued execution of its strategy to transition its land holdings to income-producing real estate through tax-deferred like-kind exchange transactions. The Company also enhanced its income property portfolio with acquisitions in Glendale, AZ, Jacksonville, FL and Raleigh, NC and the disposition of multiple non-core investments. Mr. Albright continued to enhance the Company’s reputation and standing in the local and regional community through his involvement in business and community events and organizations including speaking engagements and board memberships such as his role on the board of the CEO Business Alliance.  The Compensation Committee determined that Mr. Albright’s performance exceeded expectations and the performance goals established for 2015.

In January 2016, the Board, upon the recommendation of the Compensation Committee, approved a 3.0% increase in Mr. Albright’s annual base salary from $500,000 to $515,000.  This increase was based on his meeting or exceeding the performance goals set for 2015 related to the following: (1) stock price performance and investor outreach; (2) land sale transactions; (3) activity and performance for income-producing real estate and loan investments; and (4) executive leadership.  In 2015 the Company also surpassed the prior year’s level of EPS and achieved significant success with respect to increasing book value, capital structure and risk management, although 2015 performance goals were not exceeded in those areas.

Mr. Patten, whose employment commenced on April 16, 2012, had an annual base salary for fiscal year 2015 of $220,500.  In January 2016, Mr. Patten received a 3.0% increase in his annual base salary to $227,115.  Mr. Patten’s performance was also reviewed by the Compensation Committee for 2015, with input from the Board.  His salary increase was based on the Company’s overall performance, the achievement of 2015 performance goals and his contributions as Chief Financial Officer.  The Committee determined that Mr. Patten’s performance exceeded expectations in 2015. Mr. Patten led the offering process for the Company’s issuance of $75 million aggregate principal convertible notes and the amendment and restatement of the Company’s revolving credit facility. Mr. Patten also played an integral role in finalizing the permitting required for the Tomoka Town Center project and thereby the related land sales transactions.  He also continued to improve the system of internal controls over financial reporting, including the implementation of the 2013 COSO framework, and led the implementation of an enhanced disaster recovery program and structure.  Mr. Patten’s involvement in the community included his term as Treasurer of the Daytona Regional Chamber of Commerce, leading a benefit event that raised funds in support of the teachers and students of Volusia County and his election to the board of directors of the Futures Foundation.

Mr. Smith, whose employment commenced on October 22, 2014, had an annual base salary for fiscal year 2015 of $185,000.  In January 2016, Mr. Smith received a 3.0% increase in his annual base salary to $190,550. Mr. Albright reviewed Mr. Smith’s performance for 2015 and determined that it exceeded expectations.  He provided valuable leadership and oversight with respect to several crucial transactional and regulatory matters during the year.  His administration of Board and Board Committee meetings, corporate securities legal matters and overall corporate maintenance and oversight was excellent.  In his role as head of human resources, he updated and improved a number of the Company’s procedures, and initiated and implemented several enhancements to the Company’s employee benefits package.

Cash Bonus.  During 2010, the Board adopted and approved, following the recommendation of the Compensation Committee, the Consolidated-Tomoka Land Co. Annual Executive Cash Bonus Plan (as subsequently amended, the “Cash Bonus Plan”).  In July 2015, the Board approved an amended version of the Cash Bonus Plan that the Compensation Committee, at the Board’s direction, had revised to include more objective and measurable criteria, and to align the plan more fully with management’s Board-approved goals and objectives.  The purpose of the Cash Bonus Plan is to create a mutuality of interest between management and the Company’s shareholders through a bonus structure designed to reward actions that will increase long-term shareholder value.  The Cash Bonus Plan performance criteria are designed to incentivize those management actions that best serve the short and long-term interest of the shareholders, as determined by goals and objectives set annually by the Board.  Any discretionary awards will be based on the subjective evaluation and recommendation of the Compensation Committee to the full Board.

In the first quarter of each plan year, the Board, upon the recommendation of the Compensation Committee, will determine the potential bonus pool, adopt specific annual goals related to each criteria,

approve a list of plan participants, and establish the potential bonus award (“PBA”) for a 100 percent rating.  Pursuant to the Cash Bonus Plan, maximum PBA payouts are limited to up to 100% of base annual salary for the chief executive officer (“CEO”), up to 55% of base annual salary for any other executive officers, up to 45% of base annual salary for vice presidents, and up to 35% of base annual salary for managers.  The Chairman of the Board will annually make bonus recommendations to the Compensation Committee on the performance of the CEO under the Cash Bonus Plan, and the CEO will make bonus recommendations to the Compensation Committee as to all other plan participants. The Compensation Committee will review these recommendations and make its recommendations to the Board for final approval.

The performance criteria to be used under the current Cash Bonus Plan, adopted in July 2015, are:

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Stock Performance and Investor Outreach: The Compensation Committee will evaluate annually the performance of the Company’s stock price relative to the market as a whole and relative to the Company’s peer group.  The Compensation Committee will also take into consideration management’s efforts and success in investor outreach initiatives.  Performance awards can range from zero percent to a maximum of 20 percent of the PBA.

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Financial Performance: The Compensation Committee will evaluate annually the Company’s performance with respect to multiple financial performance metrics, including earnings per share, increases in the Company’s book value, the level of general and administrative expenses, and the Company’s capital structure including the cost of capital, except where, in the Committee’s judgment, circumstances warrant the addition or deletion of any such item (the “Financial Performance Goals”).  Performance awards will be based on the percentage of the Financial Performance Goals achieved.  Performance awards can range from zero percent to a maximum of 20 percent of the PBA.

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Land Transaction Activity: The Compensation Committee will evaluate annually management’s achievement of goals for the level of land transactions targeted for the year.  The Committee may, in its discretion, also recognize management’s other actions that enhance or preserve long-term value of the Company’s land holdings which may not result in sale transactions closing in the current year.  Performance awards can range from zero percent to a maximum of 20 percent of the PBA.

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Investment Transaction Activity: The Compensation Committee will evaluate annually the Company’s attainment of goals and objectives related to the acquisition, oversight and disposal of income producing assets.  These goals could include specific measurements related to the total dollar level of acquisitions or investment targets, utilization of leverage for targeted acquisitions, strategic dispositions of existing income producing assets, or development activities related to the self-development of income producing assets. Performance awards can range from zero percent up to a maximum of 20 percent of the PBA.

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Risk Management: The Compensation Committee will evaluate annually management’s overall performance in all areas of risk management including monitoring current debt and debt compliance, cash flow, capital expenditures including project costs for self-developed income properties, expense budgets, insurance programs and coverages, performing and maintaining the disaster recovery plan and related policies and other targeted goals.  Performance awards can range from 0% up to a maximum of 10% for this component of the PBA.

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Executive Leadership: The Compensation Committee will annually evaluate management’s overall internal and external leadership performance.  Performance awards can range from 0% up to a maximum of 10% for this component of the PBA.

At the end of the Cash Bonus Plan year, the Compensation Committee will rate each participant’s performance in relation to each of the above criteria.  The cumulative score for each participant will be multiplied by the PBA to determine the individual’s bonus.  The Compensation Committee may, with the approval of the Board, increase or decrease an individual participant’s award.

The following commentary sets forth the performance goals under the Cash Bonus Plan established by the Compensation Committee for 2015 and the results achieved for the Cash Bonus Plan year:

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Stock Performance and Investor Outreach: The target for stock price performance was for the annual stock price performance to exceed the average stock price performance for the Company’s peer group, which was achieved.  Investor outreach goals included presenting the Company’s strategy to investors, analysts, brokers and developers, establishing and maintaining relationships with new institutional investors and issuing full year earnings guidance, all of which were achieved.

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Financial Performance: An earnings per share goal was set at a range of $1.45 to $1.70 per share, and actual earnings per share were $1.44.  Additional earnings goals were: (1) to increase book value by $2.50 per share; (2) maintain corporate general and administrative expenses favorable in comparison to the Company’s peer group; (3) maintain leverage at less than 40 percent (based on total enterprise value); (4) maintain an appropriate balance between fixed and floating rate debt; and (5) complete a convertible debt issuance.  All of these goals (1) through (5) were determined to have been met or exceeded.

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Land Transaction Activity: Two goals were established for 2015.  The first was to have $10.0 million to $17.5 million gross sales proceeds from land sale transactions, and the second was $20 million of land sales under contract, both at accretive prices to the Company’s internal assessment of net asset values.  Actual proceeds from land sales during 2015 totaled approximately $22.5 million (revenue recognized in the current year of $11.4 million), and at year-end the Company had four transactions under contract for total potential sales proceeds of approximately $56 million.  Both of these goals were accomplished and exceeded considerably.

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Investment Activity: Two goals were established for 2015.  The first was to complete the disposition of non-core income producing assets of between $7 million and $15 million in sales proceeds.  The second was to acquire income-producing investments at attractive yields of between $70 million and $90 million (including investments in commercial loans), depending on availability of capital from land and other property dispositions and from proceeds under the convertible debt issuance.  Actual proceeds from the disposition of non-core assets was approximately $24.3 million, and acquisitions of income-producing investments was approximately $96.2 million, far exceeding the established goals.

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Risk Management: Several goals were established under this category, including implementation of a revised document retention program, improvements to the various insurance programs maintained by the Company, and implementation of a system of internal controls consistent with the 2013 COSO Framework.  The majority of these goals were achieved.

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Executive Leadership: Goals were set to have senior management continue their public involvement in key local boards and endeavor to promote the positive corporate image and benefit the Company’s long-term financial success.  Executive Board positions are held by either the CEO or the CFO with the Daytona Regional Chamber of Commerce, Team Volusia Economic Development Corporation, and the CEO Business Alliance.  The Company works with these groups to attract new businesses to relocate to our community.  A second goal was to place the right personnel in key operating positions.  In 2015, management hired a new vice president of real estate and a new creative services and technology manager. Goals and direction were also set to properly incentivize employees. Senior management also met with public and private leadership to bring new businesses to the Daytona Beach/Volusia County community.

The bonuses for the three named executive officers reflected the Company’s financial results and their individual performance. Pursuant to Mr. Albright’s employment agreement, for each fiscal year during his employment, Mr. Albright will be eligible to earn an annual bonus of between 0% and 60% of his base salary, and will be determined by the Board, based on the attainment of corporate and/or individual performance goals as mutually agreed upon by Mr. Albright and the Board. The Compensation Committee, with Board approval, awarded Mr. Albright 90% of his PBA for a bonus of $270,000 for fiscal 2015, which was based on his individual performance described under Executive Compensation Elements on page 21.

Pursuant to Mr. Patten’s employment agreement, for each fiscal year during his employment, Mr. Patten will be eligible to earn an annual bonus. For 2015, Mr. Patten’s PBA was set at between 0% and 55% of his base salary, and is to be determined by the Board, based on the attainment of corporate and/or individual performance goals set by the Board. The Compensation Committee awarded Mr. Patten 90% of his PBA for a bonus of $109,148 for fiscal 2015, which was based on his individual performance described under Executive Compensation Elements on page 21.

Pursuant to Mr. Smith’s employment agreement, for each fiscal year during his employment, Mr. Smith will be eligible to earn an annual bonus. The bonus will vary between 0% and 50% of his base salary, and is to be determined by Mr. Albright, based on the attainment of corporate and/or individual performance goals set by Mr. Albright. Mr. Albright awarded Mr. Smith 90% of his PBA for a bonus of $83,250 for fiscal year 2015, which was based on his individual performance described under Executive Compensation Elements on page 21.

In January 2016, the Compensation Committee met and reviewed the overall performance of the Company with respect to stated goals under the Cash Bonus Plan, and based on the targeted goals for 2015, which were achieved and exceeded, a bonus pool of $440,916 was approved. Mr. Albright was authorized to make awards from this pool to all other employees, including Messrs. Patten and Smith.

Equity Compensation. The Consolidated-Tomoka Land Co. Amended and Restated 2010 Equity Incentive Plan (the “2010 Plan”) was adopted by the Board and approved by the shareholders in 2010. The 2010 Plan was amended and restated in April 2013, then amended in April 2014 to increase to 450,000 the number of authorized shares, both of which were approved by the shareholders. The 2010 Plan replaced the 2001 Stock Option Plan. Awards under the 2010 Plan are approved by the Compensation Committee. The 2010 Plan provides the Compensation Committee flexibility to design compensatory awards that are responsive to the Company’s needs. Subject to the terms of the 2010 Plan, the Compensation Committee has the discretion to determine the terms of each award. Awards under the 2010 Plan may be in the form of stock options, stock appreciation rights, restricted shares, restricted share units, performance shares and performance units. Employees of the Company and its subsidiaries and nonemployee directors may be selected by the Compensation Committee to receive awards under the 2010 Plan. Restricted stock awards will be counted against the 2010 Plan maximum of 450,000 shares in a 1.41-to-1 ratio. Time-vested full value awards, such as restricted stock, are used primarily as a retention tool. While time-vested full value equity awards do not reward stock price growth to the same extent as stock options or performance conditioned awards, the Compensation Committee believes that time-vested full value awards are an effective compensation tool because the current value of the award is more visible to the executive. Additionally, the Compensation Committee believes that time-vested full value awards create an interest that encourages executives to think and act like stockholders and serve as a competitive retention vehicle. The time-vested restricted stock granted in 2014, 2015 and 2016 vests ratably over approximately three years provided that the holder is continuously employed with us through each anniversary date. This reserved share amount is subject to adjustments by the Compensation Committee as provided in the 2010 Plan for stock splits, stock dividends, recapitalizations, and other similar transactions or events. The 2010 Plan also contains limits on the number of shares represented by awards that any participant may receive during any one calendar year, as described more fully below.

The Board and the Compensation Committee intend that the 2010 Plan will be the primary vehicle for providing long-term compensation to and retention of its named executive officers and other key managers in the near term.

Pursuant to his employment agreement, Mr. Albright received a grant of an option to purchase 50,000 shares of our common stock under the 2010 Plan, effective August 1, 2011. The exercise price per share is $28.90, the fair market value on the grant date. One-third of this option vested on each of the first, second and third anniversaries of the grant date. Any unvested portion of this option would have vested upon a change in control. This option would have expired on the earliest of: (a) the tenth anniversary of the grant date; (b) twelve months after Mr. Albright’s death or termination for disability; or (c) thirty days after the termination of Mr. Albright’s employment with the Company for any reason other than death or disability. As of December 31, 2015, all portions of this option had vested and become exercisable, and Mr. Albright had exercised the option for all 50,000 shares.

Pursuant to his employment agreement, Mr. Albright also received an “inducement” grant of 96,000 shares of restricted common stock in accordance with and subject to the exception set forth in Section 711(a) of the NYSE MKT Company Guide. The restricted shares vest in six tranches of 16,000 shares each, upon the price per share of Company common stock during the term of Mr. Albright’s employment (or within 60 days after termination of his employment by the Company without cause) meeting or exceeding target trailing 60-day average closing prices as follows: $36 per share for the first tranche; $40 per share for the second tranche; $46 per share for the third tranche; $53 per share for the fourth tranche; $60 per share for the fifth tranche; and $65 per share for the sixth tranche. If any tranche of the restricted share grant fails to satisfy the applicable stock price condition prior to the sixth anniversary of the grant date, that tranche will be forfeited. Mr. Albright has the right to vote all of the restricted shares prior to their vesting, but will not be entitled to dividends paid on any unvested shares. The first four tranches have vested, one tranche on each of the following dates: March 21, 2013; May 12, 2014; August 20, 2014; and December 22, 2014, which resulted in the vesting of 64,000 restricted shares. As of December 31, 2015, the fifth and sixth tranches have not yet vested. In February 2016, the agreement governing this award was amended to provide that any unvested tranches of the restricted shares will vest immediately upon Mr. Albright’s termination of employment without Cause or for Good Reason (as such terms are defined in his amended and restated employment agreement), in each case, at any time during the 24-month period following a change in control.

On January 22, 2014, Mr. Albright received a grant of 6,000 shares of restricted common stock under the 2010 Plan for his 2013 performance. One-third of these shares will vest on each of the first, second, and third anniversaries of the grant date, provided that Mr. Albright is an employee of the Company on those dates. The fair market value on the date of the grant was $36.25 per share, but the fair market value of the award when vested will be the fair market value on each vesting date. In addition, any unvested portion of the restricted shares will vest immediately upon a change in control. Mr. Albright has the right to vote the restricted shares prior to their vesting but will not be entitled to dividends paid on any unvested shares. As of December 31, 2015, 2,000 of these restricted shares have vested.

On February 9, 2015, Mr. Albright received a grant of an option to purchase 20,000 shares of our common stock under the 2010 Plan. The exercise price per share was $57.50, the fair market value on the grant date. This option vested on January 28, 2016, and expires on the earliest of: (a) January 28, 2025; (b) twelve months after Mr. Albright’s death or termination for disability; or

(c) thirty days after the termination of Mr. Albright’s employment with the Company for any reason other than death or disability. As of December 31, 2015, no portion of this option had vested and become exercisable.

On February 9, 2015, Mr. Albright received a grant of 8,000 shares of restricted common stock under the 2010 Plan for his 2014 performance. One-third of these shares vested on January 28, 2016 and the remaining two-thirds of these shares will vest in equal installments on January 28 of each of 2017 and 2018, respectively, provided that Mr. Albright is an employee of the Company on each of those dates. The fair market value on the date of the grant was $57.50 per share, but the fair market value of the award when vested will be the fair market value on each vesting date. In addition, any unvested tranches of the restricted shares will vest immediately upon a change in control. Mr. Albright has the right to vote the restricted shares prior to their vesting but will not be entitled to dividends paid on any unvested shares. As of December 31, 2015, none of these restricted shares had vested.

On May 20, 2015, in connection with the execution of his amended and restated employment agreement, Mr. Albright received a grant of an option to purchase 40,000 shares of our common stock (the “May 2015 Option Grant”). The exercise price per share was $55.62, the fair market value on the grant date. As of December 31, 2015, no portion of this option had vested and become exercisable. One-third of this option vested on January 28, 2016. In February 2016, this option was voluntarily surrendered by Mr. Albright and replaced with the New Option Grant as more fully described below.

On May 20, 2015, in connection with the execution of his amended and restated employment agreement, Mr. Albright also received a grant of 94,000 shares of restricted common stock (the “May 2015 Restricted Share Grant”). The May 2015 Restricted Share Grant provided that these restricted shares would vest in seven tranches, with the first two tranches being 2,000 shares each and the last five tranches being 18,000 shares each, upon the price per share of Company common stock during the term of Mr. Albright’s employment (or within 60 days after termination of his employment by the Company other than for cause, due to death or disability or due to his voluntary resignation) meeting or exceeding target trailing 30-day average closing prices ranging from $60.00 per share for the first tranche to $90.00 per share for the final tranche. If any tranche of the restricted shares fails to satisfy the applicable stock price condition prior to January 28, 2021, that tranche of the restricted shares would be forfeited. Mr. Albright has the right to vote the restricted shares prior to their vesting but is not entitled to dividends paid on any unvested shares. As of December 31, 2015, none of these restricted shares had vested. In February 2016, the agreement governing this award was amended (i) to provide that any unvested tranches of the restricted shares will vest immediately upon Mr. Albright’s termination of employment without Cause or for Good Reason (as such terms are defined in his amended and restated employment agreement), in each case, at any time during the 24-month period following a change in control and (ii) to reduce the number of restricted shares granted thereunder from 94,000 to 22,000, as more fully described below.

On January 27, 2016, Mr. Albright received a grant of 6,000 shares of restricted common stock under the 2010 Plan for his 2015 performance. One-third of these shares will vest on each of the first, second, and third anniversaries of January 28, 2016, provided that Mr. Albright is an employee of the Company on each of those dates. The fair market value on the date of the grant was $45.10 per share, but the fair market value of the award when vested will be the fair market value on each vesting date. In addition, any unvested tranches of the restricted shares will vest immediately upon a change in control. Mr. Albright has the right to vote the restricted shares prior to their vesting but will not be entitled to dividends paid on any unvested shares.

Upon review, it was determined that the individual annual award limit under the 2010 Plan was inadvertently exceeded by the awards made to Mr. Albright in 2015. In determining the extent to which the 2010 Plan’s individual annual award limit had been exceeded, the Compensation Committee, as the administrator of the 2010 Plan, became aware of an ambiguity in the 2010 Plan. Section 3(d) of the 2010 Plan appears to provide for an overall limit of 50,000 shares applicable to all awards granted to any one participant in any calendar year; however, Section 3(e) of the 2010 Plan provides for two additional limits of 50,000 shares each, specifically applicable to any (a) Qualified Performance-Based Awards (as defined in the 2010 Plan) constituting stock options and stock appreciation rights and (b) Qualified Performance-Based Awards other than stock options and stock appreciation rights.  The Compensation Committee noted that Section 3(e) of the 2010 Plan appears to create specific exceptions to the overall limitation imposed by Section 3(d), although the language of the 2010 Plan is not unambiguous in this regard.

In consultation with outside advisors, the Compensation Committee has decided to limit awards under the 2010 Plan to 50,000 shares per individual per year, although it believes that the 2010 Plan is open to the alternative interpretation of providing for three separate 50,000 share limits.  As a result, the awards of options and shares of restricted stock granted to Mr. Albright in 2015 exceeded the 2010 Plan’s individual annual award limit by an aggregate of 112,000 shares (the “Excess 2015 Awards”).  In consultation with the Board, Mr. Albright elected to rectify the Excess 2015 Awards by surrendering in full the May 2015 Option Grant and surrendering in part the May 2015 Restricted Share Grant.  A portion of the surrendered awards has been replaced with new awards under the 2010 Plan in 2016 as described below.

Having determined that the 2015 awards were consistent with the Company’s compensation philosophy of establishing long-term incentives for creating additional shareholder value, the Compensation Committee awarded Mr. Albright in February 2016 (i) an option to purchase an additional 40,000 shares of our common stock under the 2010 Plan (the “New Option Grant”) and (ii) a grant of 4,000 restricted shares of our common stock (the “New Restricted Share Grant”).  The New Option Grant has an exercise price per share of $55.62, which is equal to the exercise price per share applicable to the May 2015 Option Grant.  This option is intended to have the same vesting terms as the May 2015 Option Grant, and as a result has vested with respect to 13,200 shares and will vest with respect to 13,200 shares and 13,600 shares on January 28, 2017 and January 28, 2018, respectively. Any unvested portion of this option will vest upon a change in control.  This option expires on the earliest of: (a) January 28, 2025; (b) twelve months after Mr. Albright’s death or termination for disability; or (c) thirty days after the termination of Mr. Albright’s employment with the Company for any reason other than death or disability.  The New Restricted Share Grant is intended to have the same vesting terms as the May 2015 Restricted Share Grant, and as a result will vest upon the price per share of Company common stock during the term of Mr. Albright’s employment (or within 60 days after termination of his employment by the Company other than for cause, due to death or disability or due to his voluntary resignation) meeting or exceeding the target trailing 30-day average closing price of $75 per share.  If the restricted shares fail to satisfy the stock price condition prior to January 28, 2021, the restricted shares will be forfeited.  Any unvested restricted shares will vest immediately upon Mr. Albright’s termination of employment without Cause or for Good Reason (as such terms are defined in his amended and restated employment agreement), in each case, at any time during the 24-month period following a change in control.  Mr. Albright has the right to vote the restricted shares prior to their vesting but is not entitled to dividends paid on any unvested shares.  As of March 3, 2016 these restricted shares have not vested.  There was sufficient capacity under the 2010 Plan to make these corrective awards to Mr. Albright in 2016.

The following table sets forth the tranches of the May 2015 Restricted Share Grant that have been retained, surrendered and re-granted in 2016 following the actions described above.

Tranche of May 2015 Restricted Share Grant	Share Price Vesting Threshold	Restricted Shares Retained	Restricted Shares Surrendered	Surrendered Restricted Shares Re-granted Under New Restricted Share Grant
2,000	$60	2,000	0	0
2,000	$65	2,000	0	0
18,000	$70	18,000	0	0
18,000	$75	0	18,000	4,000
18,000	$80	0	18,000	0
18,000	$85	0	18,000	0
18,000	$90	0	18,000	0
94,000	N/A	22,000	72,000	4,000

The following table illustrates (a) the awards granted to Mr. Albright in 2015, both with and without the surrendered May 2015 Option Grant and the surrendered portion of the May 2015 Restricted Share Grant and (b) the annual awards granted to Mr. Albright in 2016 in the ordinary course together with the New Option Grant and the New Restricted Share Grant.

	Stock Options	Restricted Shares	Intended Total	Surrendered Stock Options	Surrendered Restricted Shares	New Stock Options	New Restricted Shares	Corrected Total
2015	60,000	102,000	162,000	40,000	72,000	N/A	N/A	50,000
2016	0	6,000	6,000	N/A	N/A	40,000	4,000	50,000

Upon the Compensation Committee becoming aware of the Excess 2015 Awards, it directed the Company to review prior years’ equity awards to determine if the individual annual award limit had been exceeded in any other instances.  It was determined that the 2010 Plan’s individual annual award limit had not been exceeded by any other equity awards.  The Compensation Committee is reviewing our equity incentive administration systems for the purpose of evaluating and implementing new processes to prevent future overages.

Pursuant to his employment agreement, Mr. Patten received a grant of an option to purchase 10,000 shares of our common stock under the 2010 Plan on April 16, 2012.  The exercise price per share was $29.34, the fair market value on the grant date.  One-third of this option vested on each of the first, second and third anniversaries of the grant date.  Any unvested portion of this option would have vested upon a change in control.  This option expires on the earliest of: (a) the tenth anniversary of the grant date; (b) twelve months after Mr. Patten’s death or termination for disability; or (c) thirty days after the termination of Mr. Patten’s employment with the Company for any reason other than death or disability.  As of December 31, 2015, this option has vested and become exercisable for all of the shares underlying the option.

Pursuant to his employment agreement, Mr. Patten also received a grant of 17,000 shares of restricted common stock under the 2010 Plan.  The restricted shares will vest in six tranches, with the first two tranches being 2,500 shares each and the last four tranches being 3,000 shares each, upon the price per share of Company common stock during the term of Mr. Patten’s employment (or within 60 days after termination of his employment by the Company without cause) meeting or exceeding the greater of $36.00 or 120 percent of the trailing 7-day average preceding the grant date for the first tranche, and the price per share meeting or exceeding target trailing 60-day average closing prices ranging from

$40.00 per share for the second tranche to $65.00 per share for the final tranche.  If any tranche of the restricted shares fails to satisfy the applicable stock price condition prior to six years from the grant date, that tranche of the restricted shares will be forfeited.  Mr. Patten has the right to vote the restricted shares prior to their vesting but is not entitled to dividends paid on any unvested shares.  The first four tranches have vested, one tranche on each of the following dates: January 25, 2013; May 12, 2014; August 20, 2014; and December 22, 2014, which resulted in the vesting of 11,000 restricted shares.  As of December 31, 2015, the fifth and sixth tranches have not yet vested.  In February 2016, the agreement governing this award was amended to provide that any unvested tranches of the restricted shares will vest immediately upon Mr. Patten’s termination of employment without Cause or for Good Reason (as such terms are defined in his amended and restated employment agreement), in each case, at any time during the 24-month period following a change in control.

On January 23, 2013, Mr. Patten received a grant of an option to purchase an additional 10,000 shares of our common stock under the 2010 Plan for his performance in 2012.  The exercise price per share was $34.95, representing the fair market value on the grant date.  This option has a three-year vesting period with one-third of the options vesting on each of the first, second, and third anniversaries of the grant date, provided Mr. Patten was an employee of the Company on those dates.  In addition, any unvested portion of the option would have vested upon a change in control.  The option expires on the earliest of: (a) the fifth anniversary of the grant date; (b) twelve months after Mr. Patten’s death or termination for disability; or (c) thirty days after the termination of Mr. Patten’s employment for any reason other than death or disability.  As of December 31, 2015, this option has vested and become exercisable for two-thirds of the total shares underlying the option.

On January 22, 2014, Mr. Patten received a grant of 2,100 restricted shares for his 2013 performance. One-third of these shares vest on each of the first, second, and third anniversaries of the grant date, provided that Mr. Patten is an employee of the Company on those dates.  The fair market value on the date of the grant was $36.25 per share, but the fair market value of the award when vested will be the fair market value on each vesting date.  In addition, any unvested portion of the restricted shares will vest immediately upon a change in control.  Mr. Patten has the right to vote the restricted shares prior to their vesting but is not entitled to dividends paid on any unvested shares.  As of December 31, 2015, one-third of these restricted shares has vested.

On January 28, 2015, Mr. Patten received a grant of 3,000 restricted shares for his 2014 performance. One-third of these shares will vest on each of the first, second, and third anniversaries of the grant date, provided that Mr. Patten is an employee of the Company on those dates.  The fair market value on the date of the grant was $55.19 per share, but the fair market value of the award when vested will be the fair market value on each vesting date.  In addition, any unvested tranches of the restricted shares will vest immediately upon a change in control.  Mr. Patten has the right to vote the restricted shares prior to their vesting but will not be entitled to dividends paid on any unvested shares.  As of December 31, 2015, none of these restricted shares has vested.

On January 27, 2016, Mr. Patten received a grant of 3,000 restricted shares for his 2015 performance. One-third of these shares will vest on each of the first, second, and third anniversaries of January 28, 2016, provided that Mr. Patten is an employee of the Company on those dates.  The fair market value on the date of the grant was $45.10 per share, but the fair market value of the award when vested will be the fair market value on each vesting date.  In addition, any unvested tranches of the restricted shares will vest immediately upon a change in control.  Mr. Patten has the right to vote the restricted shares prior to their vesting but will not be entitled to dividends paid on any unvested shares.

Pursuant to his employment agreement, on October 22, 2014, Mr. Smith received a grant of an option to purchase 10,000 shares of our common stock under the 2010 Plan.  The exercise price per share was $50.00, the fair market value on the grant date.  One-third of this option vests on each of the first, second and third anniversaries of the grant date.  Any unvested portion of this option will vest upon a change in control.  This option expires on the earliest of: (a) the tenth anniversary of the grant date;

(b) twelve months after Mr. Smith’s death or termination for disability; or (c) thirty days after the termination of Mr. Smith’s employment with the Company for any reason other than death or disability. As of December 31, 2015, one-third of this option has vested and become exercisable.

Pursuant to his employment agreement, Mr. Smith also received a grant of 2,500 shares of restricted common stock under the 2010 Plan.  The restricted shares will vest in two tranches of 1,250 each, upon the price per share of Company common stock during the term of Mr. Smith’s employment (or within 60 days after termination of his employment by the Company without cause) meeting or exceeding target trailing 60-day average closing prices of $60 for the first tranche and $65 for the second tranche.  If any tranche of the restricted shares fails to satisfy the applicable stock price condition prior to six years from the grant date, that tranche of the restricted shares will be forfeited. Mr. Smith has the right to vote the restricted shares prior to their vesting but is not entitled to dividends paid on any unvested shares.  As of December 31, 2015, none of these restricted shares has vested. In February 2016, the agreement governing this award was amended to provide that any unvested tranches of the restricted shares will vest immediately upon Mr. Smith’s termination of employment without Cause or for Good Reason (as such terms are defined in his amended and restated employment agreement), in each case, at any time during the 24-month period following a change in control.

On January 28, 2015, Mr. Smith received a grant of 500 restricted shares for his 2014 performance. One-third of these shares will vest on each of the first, second, and third anniversaries of the grant date, provided that Mr. Smith is an employee of the Company on those dates.  The fair market value on the date of the grant was $55.19 per share, but the fair market value of the award when vested will be the fair market value on each vesting date.  In addition, any unvested tranches of the restricted shares will vest immediately upon a change in control.  Mr. Smith has the right to vote the restricted shares prior to their vesting but will not be entitled to dividends paid on any unvested shares.  As of December 31, 2015, none of these restricted shares has vested.

On January 27, 2016, Mr. Smith received a grant of 3,000 restricted shares for his 2015 performance. One-third of these shares will vest on each of the first, second, and third anniversaries of January 28, 2016, provided that Mr. Smith is an employee of the Company on those dates.  The fair market value on the date of the grant was $45.10 per share, but the fair market value of the award when vested will be the fair market value on each vesting date.  In addition, any unvested tranches of the restricted shares will vest immediately upon a change in control.  Mr. Smith has the right to vote the restricted shares prior to their vesting but will not be entitled to dividends paid on any unvested shares.

401(k) Plan.  Employees (including the named executive officers) may participate in our 401(k) Plan, a tax-qualified retirement plan maintained to provide the opportunity to provide for retirement through tax-advantaged employee contributions.  The 401(k) Plan permits eligible employees to contribute compensation up to the maximum limit set annually by the Internal Revenue Service, subject to certain limitations imposed by the Internal Revenue Code.  The employees’ elective contributions are immediately vested and non-forfeitable in the 401(k) Plan.  Since January 2012, eligibility for the 401(k) Plan required six calendar months of service in which the employee is credited with 160 hours of service in each month.  The Company made a matching contribution equal to 25% of the contributions made by plan participants.  Commencing with 2015, the Company adopted a “safe harbor” matching program, in which the Company matches (i) 100% of the employee’s contribution up to 3% of the employee’s compensation and (ii) 50% of the employee’s contribution up to the employee’s next 2% of compensation, for a total potential match of 4% of the employee’s compensation, subject to certain limitations imposed by the Internal Revenue Code.

Health and Welfare Benefits.  We provide to each named executive officer, and all full time employees, medical, dental and vision coverage as well as long-term disability and life insurance.  The Company also pays a portion of the cost to cover employees’ dependents under the medical and vision plans.

We previously had a policy regarding post-retirement benefit programs for certain healthcare and life insurance benefits for eligible retired employees.  Under the policy, all full-time employees became eligible to receive a life insurance benefit up to a maximum of $5,000 if they retired after reaching age 55 with 20 or more years of service.  This program was non-contributory.  The retired employee would also receive a supplemental Medicare benefit if he or she retired at age 65 with 20 or more years of service. Retirees in Volusia County, Florida, were to enroll in the local Florida Health Care Plan, a federally qualified HMO, and we paid up to $25 of their monthly premium.  Retired employees in Highlands County, Florida, received a supplemental Medicare policy for which we paid up to $120 per month of the premium.  The portion of the post-retirement supplemental Medicare benefit premium that we paid was contributory with retiree contributions adjusted annually as the premiums changed.  In January 2015 we elected to discontinue the supplemental Medicare benefit and the life insurance benefit.

Perquisites.  In the past, we have provided named executive officers with a paid club membership at LPGA International and an automobile, including reimbursement of the costs for gasoline and vehicle maintenance.  Effective in fiscal year 2011, we eliminated these perquisites.

Other Matters

Stock Ownership.  We have adopted stock ownership guidelines for our directors and executive officers.  These guidelines require that (i) directors own no less than the greater of (A) sufficient shares of the Company’s common stock such that the value of such shares equals or exceeds three times the director’s annual retainer fee and (B) 2,000 shares of the Company’s common stock and (ii) executive officers own no less than 1,000 shares of the Company’s common stock.  Compliance with these ownership guidelines are measured on the first trading day of each calendar year after the first year of appointment or election, as applicable.  All directors and executive officers are currently in compliance with the stock ownership guidelines.

Hedging Policy.  Employees and directors, or any designee of such employee or director, are not permitted to purchase financial instruments that are designed to hedge or offset any decrease in the market value of our equity securities that have been granted to the employee or director by us as part of the employee’s or director’s compensation or that are directly or indirectly held by the employee or director.

Severance Benefits.  Mr. Albright’s employment agreement provides that if his employment is terminated by the Company without cause, the Company will pay Mr. Albright an amount equal to 200% of his then-current base salary in one lump sum payment, on the forty-fifth day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.  Mr. Albright’s employment agreement also provides that if, after a change in control of the Company (as defined in the employment agreement), Mr. Albright’s employment is terminated by the Company other than for cause or Mr. Albright voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 200% of his then-current base salary in one lump sum payment on the forty-fifth day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

Mr. Patten’s employment agreement provides that if, after a change in control of the Company (as defined in the employment agreement), Mr. Patten’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Patten voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of his then-current base salary in one lump sum payment on the forty-fifth day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

Mr. Smith’s employment agreement provides that if, after a change in control of the Company (as defined in the employment agreement), Mr. Smith’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Smith voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of his then-current base salary in one lump sum payment on the forty-fifth day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

In addition to Messrs. Albright, Patten and Smith, our senior vice president of investments is party to an employment agreement with the Company that includes a severance arrangement consistent with the severance arrangement for Messrs. Patten and Smith described above.  None of our other employees has a severance agreement; however, all full-time employees of the Company may qualify to participate under the Company’s broad-based severance policy.

Vesting of unexercised stock options and restricted shares.  Each option holder’s individual grant agreement or agreements entered into pursuant to the 2001 Plan provide that all unvested stock options and tandem SARs become vested upon the occurrence of a change in control.  Similarly, all award agreements under the 2010 Plan provide that all unvested stock options and restricted shares become vested upon a change in control.

Advisory Vote to Approve Executive Compensation.  We conducted an advisory vote to approve executive compensation last year at our 2015 Annual Meeting of Shareholders.  While this vote was not binding on the Company, the Board, or the Compensation Committee, we believe that it is important for our shareholders to have an opportunity to vote on this proposal on an annual basis to express their views regarding executive compensation.  At the 2015 Annual Meeting of Shareholders, 98.5% of the votes cast on the advisory vote to approve the executive compensation proposal were in favor of our named executive officers compensation as disclosed in our proxy statement, and as a result the proposal was approved.  The Board and Compensation Committee reviewed these vote results and, based on such results, elected not to make any material changes to our executive compensation policies and decisions.  We have determined that our shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by our shareholders at our 2011 Annual Meeting of Shareholders.

Tax and Accounting Implications

Deductibility of Executive Compensation.  In designing our compensatory programs, we take into account the various tax, accounting and disclosure rules associated with various forms of compensation.  The Compensation Committee also reviews and considers the deductibility of executive compensation under section 162(m) of the Internal Revenue Code.  We generally seek to preserve tax deductions for executive compensation.  Nonetheless, the Compensation Committee may award compensation in the form of equity incentives, including performance based awards, that when recognized as compensation is not fully tax deductible when it believes such grants are in the best interests of our shareholders, and we reserve the right to do so in the future.  There is no guarantee that compensation payable pursuant to any of the Company’s compensation programs will ultimately be deductible by the Company.

Nonqualified Deferred Compensation.  Effective January 1, 2005, Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters.  In general, we intend to design and administer our compensation and benefits plans and arrangements for all of our employees so that they are either exempt from, or satisfy the requirements of, Section 409A.  We believe we are currently operating such plans in compliance with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on such review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation

Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2015. Submitted by the Compensation Committee: John J. Allen, Chairman, A. Chester Skinner, III, and Thomas P. Warlow, III.

Summary Compensation Table for 2013-2015

The following table summarizes the compensation of our named executive officers for the fiscal years ended December 31, 2013, 2014, and 2015:

SUMMARY COMPENSATION TABLE FOR 2013-2015
Name and Principal Position	Year	Salary ($)	Bonus ($)		Time Based Restricted Stock Awards ($)(3)	Performance Based Restricted Stock Awards ($)(4)	Option Awards $(8)	All Other Compensation ($)		Total ($)
John P. Albright	2015	500,000	270,000		458,237	3,434,060 (5)	843,200	18,101	(9)	5,523,598
President and CEO	2014	472,500	283,500		216,509	(6)		11,444	(9)	983,953
	2013	450,000	270,000		-			7,670	(9)	727,670
Mark E. Patten	2015	220,500	109,148		164,909	(7)	-	11,566	(10)	506,123
Senior Vice President and CFO	2014	210,000	115,500		75,778		-	6,771	(10)	408,049
	2013	200,000	80,000		-		65,800	5,266	(10)	351,066
Daniel E. Smith (1)	2015	185,000	83,250		27,485	-	-	24,503	(11)	320,238
Senior Vice President, General Counsel and Corporate Secretary	2014	36,615	66,000	(2)		97,425	142,500	5,357	(11)	347,897

(1)	Mr. Smith joined the Company as Senior Vice President, General Counsel and Corporate Secretary on October 22, 2014.
(2)

Pursuant to his employment agreement, Mr. Smith received a one-time signing bonus of $50,000 when he joined the Company as Senior Vice President, General Counsel and Corporate Secretary. In addition, pursuant to his employment agreement, Mr. Smith received a bonus of $16,000 for his 2014 performance.

(3)

Amounts consist of the aggregate grant date fair value of restricted stock awarded, calculated by multiplying the number of shares issued by the Company’s stock price at the grant date, less the present value of expected dividends during the vesting period.

(4)

Amounts consist of the aggregate grant date fair value of restricted stock awarded, based on the probable outcome of conditions required to be met for vesting, computed in accordance with FASB ASC Topic 718 (formerly, FAS 123R). Amount does not reflect whether Messrs. Albright or Smith has actually realized or will realize a financial benefit from the award, which is subject to performance conditions. For information on the valuation assumptions used in these computations, refer to Note 17 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements included in our 2015 Annual Report on Form 10-K. The value of the award at the grant date, assuming that each level of performance conditions for vesting will be achieved, is $7,450,000 for Mr. Albright and $156,250 for Mr. Smith. There can be no assurance that this grant date value will ever be realized by Messrs. Albright or Smith.

(5)

This amount represents the grant date fair value of the performance-based restricted shares awarded to Mr. Albright on May 20, 2015. As of March 3, 2016, none of these restricted shares have vested, and none will vest unless the Company’s share price increases to the thresholds referenced in the description of this award on page 29.

(6)	During 2014, 48,000 shares of Mr. Albright’s performance based restricted stock award vested, resulting in additional gross wages of $2,448,640.
(7)	During 2014, 8,500 shares of Mr. Patten’s performance based restricted stock awards vested, resulting in additional gross wages of $438,610.
(8)

Amounts consist of both the aggregate grant date fair value of stock options awarded in accordance with FASB ASC Topic 718 (formerly, FAS 123R) as follows: Mr. Albright – 2015 valuation, $843,200 (stock options); Mr. Patten – 2013 valuation, $65,800 (stock options); Mr. Smith – 2014 valuation, $142,500 (stock options). See Note 17 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, for the relevant assumptions used to determine the valuation of stock option awards. These amounts reflect our accounting for these stock options and do not correspond to the actual values that may be recognized by the named executive officers. These stock options have exercise prices of $34.95 for grants made in 2013, $50.00 for grants made in 2014, $57.50 for grants made in February 2015, and $55.62 for grants made in May 2015, while our closing stock price on February 22, 2016 was $47.64.

(9)

Amounts reflect group term life insurance and long-term disability insurance premiums paid on behalf of Mr. Albright by the Company, and 401(k) plan employer matching contributions, all as follows: during fiscal 2015: $1,242 (life insurance), $6,259 (disability insurance) and $10,600 ((401(k) match); during fiscal 2014: $810 (life insurance), $6,259 (disability insurance), and $4,375 (401(k) match); and during fiscal 2013: $1,445 (life insurance), $2,025 (disability insurance), and $4,200 (401(k) match).

(10)

Amounts reflect group term life insurance premium paid on behalf of Mr. Patten by the Company, and 401(k) plan employer matching contributions, as follows: during fiscal 2015: $966 (life insurance) and $10,600 (401(k) match); during fiscal 2014: $1,021 (life insurance) and $5,750 (401(k) match); and during fiscal 2013: $1,156 (life insurance) and $4,110 (401(k) match).

(11)

Amounts reflect the following: (i) reimbursement for moving expenses; (ii) reimbursement of Mr. Smith’s portion of premiums paid for post-employment COBRA continuation coverage following the termination of employment from his previous employer and prior to his eligibility for coverage under the Company’s health insurance plan; (iii) group term life insurance premium paid on behalf of Mr. Smith by the Company; (iv) 401(k) plan employer matching contribution, all as follow: during fiscal 2015: $15,860 (moving expenses), $580 (life insurance) and $8,063 (401(k) match); during fiscal 2014: $5,357 (COBRA continuation coverage).

Grants of Plan-Based Awards during the Year Ended December 31, 2015

The following table summarizes the grants of plan-based awards to our named executives for the fiscal year ended December 31, 2015.

GRANTS OF PLAN-BASED AWARDS* FOR THE YEAR ENDED DECEMBER 31, 2015

Name	Grant / Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John P. Albright(1)	February 9, 2015	--	--	--	--	--	--	8,000	--	--	458,237
John P. Albright(1)	February 9, 2015	--	--	--	--	--	--	--	20,000	57.50	284,400
John P. Albright(2)	May 20, 2015	--	--		--	--	--	94,000	--	--	3,434,060
John P. Albright(2)	May 20, 2015	--							40,000	55.62	558,800
Mark E. Patten(3)	January 28, 2015	--	--	--	--	--	--	3,000	--	--	164,909
Daniel E. Smith(3)	January 28, 2015	--	--	--	--	--	--	500	--	--	27,485

(1)

This restricted share grant of 8,000 shares and stock option grant of 20,000 shares were awarded to Mr. Albright on February 9, 2015 based on his 2014 performance and were made pursuant to the 2010 Plan.  The stock price at the time of the grant was $57.50.

(2)

This restricted share grant of 94,000 shares and stock option grant of 40,000 shares were awarded to Mr. Albright on May 20, 2015 in connection with the execution by Mr. Albright of a new employment agreement and were intended to be made pursuant to the 2010 Plan (see discussion beginning on page 27 above).  The stock price at the time of the grants was $55.62.

(3)

These restricted share grants were awarded to Messrs. Patten and Smith on January 28, 2015 based on their 2014 performance and were made pursuant to the 2010 Plan.  The stock price at the time of the grant was $55.11.

*	See discussion beginning on page 27 above regarding performance-based awards granted to Mr. Albright during 2015.

Outstanding Equity Awards at Fiscal Year End for 2015

The following table sets forth certain information with respect to all unexercised stock options and unvested equity awards previously awarded to the named executive officers as of December 31, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2015
	Option Awards						Stock Awards(3)		Total
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Option Awards: Market Value of Shares That Have Not Vested ($)(4)	Equity Incentive Plan Awards*: Number of Shares That Have Not Vested (#)	Equity Incentive Plan Awards*: Market Value of Shares That Have Not Vested ($)(5)	Total Market Value of Shares That Have Not Vested ($)
John P. Albright	--	20,000	(2)	57.50	1/28/2025	--	138,000	7,273,980	7,273,980	(6)
John P. Albright	--	40,000	(2)	55.62	1/28/2025	--	—	—	—
Mark E. Patten	10,000	--		29.34	4/16/2022	--	10,400	548,184	548,184
Mark E. Patten	6,600	3,400		34.95	1/23/2018	60,384	—	—	60,384
Daniel E. Smith	3,300	6,700		50.00	10/22/2024	18,157	3,000	158,130	176,287

(1)

Other than as noted below, stock options for Messrs. Albright, Patten and Smith become exercisable in three equal annual installments beginning on the first anniversary of their respective grant dates, with full exercisability upon a change in control. They remain exercisable until they expire ten years or five years, as applicable, from the date of grant, subject to earlier expiration upon termination of employment. Any unvested portion of the option will vest upon a change in control.

(2)

Stock options for Mr. Albright awarded in 2015 become exercisable (i) with respect to the 20,000 share option, 100% on January 28, 2016, and (ii) with respect to the 40,000 share option, in three approximately equal annual installments beginning on the first anniversary of January 28, 2015. Otherwise their terms are consistent with the stock options described in footnote 1 above.

(3)

Restricted stock awarded to Messrs. Albright, Patten and Smith in connection with their respective hirings (performance-based vesting) and for their 2013 and 2014 performance (time-based vesting). The performance based restricted stock will vest in multiple segments based on our stock attaining certain target prices per share; and the time-based restricted stock vests over a three-year period, all as discussed in detail under the heading “Equity Compensation” beginning on page 25. The market value of these awards is computed by multiplying the closing market price of our stock on December 31, 2015 by the number of shares that have not vested. The grant date fair value of the performance based restricted stock awards, based on the probable outcome of the relevant performance conditions as of the grant date (computed in accordance with FASB ASC Topic 718), is the amount reported in the “Performance Based Stock Awards” column of the Summary Compensation Table for 2013-2015. There is no threshold payout under this plan.

(4)

Values are calculated as if a change in control or retirement or termination had taken place on December 31, 2015, using the closing market price per share of our stock on that date of $52.71, less the exercise price of the respective option awards.

(5)	Values are calculated as if a retirement or termination had taken place on December 31, 2015, using the closing market price per share of our stock on that date of $52.71.
(6)

$6,641,460 of this amount is attributable to 126,000 restricted shares that vest only if the Company’s share price achieves certain thresholds as set forth in the description above regarding performance-based restricted shares awarded to Mr. Albright. As noted in the discussion regarding the Excess 2015 Awards, 72,000 of these restricted shares were surrendered by Mr. Albright in February 2016.

*	See discussion beginning on page 27 above regarding performance-based awards granted to Mr. Albright during 2015.

Option Exercises and Stock Vested During the Year Ended December 31, 2015

The following table sets forth the total options exercised and the total stock that had vested for the named executive officers during the year ended December 31, 2015.

OPTION EXERCISES AND STOCK VESTED DURING THE YEAR ENDED DECEMBER 31, 2015
	OPTION AWARDS(1)		STOCK AWARDS(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John P. Albright	23,500	678,990	2,000	112,100
Mark E. Patten	—	—	700	39,235
Daniel E. Smith	—	—	—	—

(1)

Stock options vesting in 2015 for Messrs. Albright, Patten and Smith become exercisable in three equal annual installments beginning on the first anniversary of their respective grant dates, with full exercisability upon a change in control. They remain exercisable until they expire ten years or five years, as applicable, from the date of grant, subject to earlier expiration upon termination of employment. Any unvested portion of the option will vest upon a change in control. The value realized on exercise is computed by multiplying the number of shares exercised by the appreciation per share, or the closing market price of our stock on the exercise date less the option exercise price.

(2)	Restricted shares vesting in 2015 constitute a portion of the restricted shares awarded in 2014 as compensation for 2013 performance.

Potential Payments Upon Termination or Change in Control

We entered into an employment agreement with Mr. Albright on June 30, 2011, in connection with his appointment as our President and Chief Executive Officer effective August 1, 2011. Pursuant to his employment agreement, if Mr. Albright’s employment is terminated by the Company without cause, the Company will pay Mr. Albright an amount equal to 200% of his then-current base salary in one lump sum payment, on the forty-fifth day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company. If, after a change in control of the Company (as defined in the employment agreement), Mr. Albright’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Albright voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 200% of then-current base salary in one lump sum payment on the forty-fifth day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.  On May 20, 2015, we entered into an amended and restated employment agreement with Mr. Albright containing identical terms as the original employment agreement regarding payments upon termination or change in control.

We entered into an employment agreement with Mr. Patten on April 16, 2012, in connection with his appointment as our Senior Vice President and Chief Financial Officer.  Pursuant to the employment agreement, if, after a change in control of the Company (as defined in the employment agreement), Mr. Patten’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Patten voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of then-current base salary in one lump sum payment on the forty-fifth day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

We entered into an employment agreement with Mr. Smith on October 22, 2014, in connection with his appointment as our Senior Vice President, General Counsel and Corporate Secretary.  Pursuant to the employment agreement, if, after a change in control of the Company (as defined in the employment agreement), Mr. Smith’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Smith voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of then-current base salary in one lump sum payment on the forty-fifth day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

We do not have any other employment agreements, change in control agreements, or severance agreements with any of our executive officers.  In addition to Messrs. Albright, Patten and Smith, the Company is also party to an employment agreement with the senior vice president of investments that includes a severance arrangement consistent with the severance arrangement for Messrs.  Patten and Smith described above.  None of our other employees has an employment agreement, change in control agreement, or severance agreement with the Company.  Benefits payable upon termination of a currently named executive officer include awards granted pursuant to the 2010 Plan, which may become fully vested, in the discretion of the Compensation Committee.  Upon a change in control, equity awards would become fully vested.

Under the 2010 Plan and the under the named executive officers’ employment agreements, a change of control shall be deemed to have occurred if:

●

any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a subsidiary of the Company or any employee benefit plan (or any related trust) of the Company or a subsidiary, becomes the beneficial owner of 50% or more of the Company’s outstanding voting shares and other outstanding voting securities that are entitled to vote generally in the election of directors (“Voting Securities”); or

●

approval by the shareholders of the Company and consummation of either of the following: (A) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding common stock and/or the Voting Securities immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the outstanding voting shares and the combined voting power of the voting securities resulting from such merger in substantially the same proportions as immediately before such Merger; or (B) a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Under the 2001 Stock Option Plan, a change of control occurs when:

●

any person or group, other than one of our subsidiaries or one of our or our subsidiaries’ employee benefit plans, becomes the beneficial owner of 50% or more of our outstanding voting shares and our other outstanding voting securities that are entitled to vote generally in the election of our directors;

●

individuals who, as of the effective date of the 2001 Plan, constitute the Board (“Incumbent Board”) cease for any reason to constitute a majority of the members of the Board; provided that any individual who becomes a director after the effective date whose election or nomination for election by our shareholders was approved by a majority of the members of the Incumbent Board shall be deemed to be members of the Incumbent Board; or

●

approval by our shareholders of a “Merger” as a result of which the persons who were the respective beneficial owners of the outstanding common stock immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the outstanding voting shares and the combined voting power of the voting securities resulting from such merger in substantially the same proportions as immediately before such Merger; or a plan of liquidation or a plan or agreement for the sale or other disposition of all or substantially all of our assets.

The following table sets forth the benefit that would have been realized by Messrs. Albright, Patten and Smith as of December 31, 2015, if such officer had retired or been terminated on that date (other than for cause), and the benefit that would have been realized by each named executive officer as of December 31, 2015, if a change in control had occurred on or before such date:

Name	Benefit	Change in Control Without Termination(2) ($)	Retirement or Termination other than for Cause(2)($)
John P. Albright	Unvested Stock Option Awards and Unvested Restricted Stock Award(1)	632,520	0
	Severance pursuant to employment agreement	0	1,000,000
	Total	632,520	1,000,000
Mark E. Patten	Unvested Stock Option Awards and Unvested Restricted Stock Award(1)	292,308	0
	Severance pursuant to employment agreement	0	220,500
	Total	292,308	220,500
Daniel E. Smith	Unvested Stock Option Awards and Unvested Restricted Stock Award(1)	44,512	0
	Severance pursuant to employment agreement		185,000
	Total	44,512	185,000
	TOTAL	969,340	1,405,500

(1)

Unvested performance-based restricted stock awards are not included in the benefit amount realized because as of December 31, 2015 the award agreements did not provide for immediate vesting upon retirement, termination or change in control.

(2)

Values are calculated as if a change in control or retirement or termination had taken place on December 31, 2015, using the closing market price per share of our stock on that date of $52.71, less the exercise price of the respective option awards.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us.  In addition, the Compensation Committee believes that the mix and design of the elements of compensation do not encourage employees to assume excessive risks because (1) as a real estate business, we do not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk) or technology companies (rapidly changing markets) and (2) as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent auditors, our systems of internal controls over financial reporting established by management and the Board, and our auditing, accounting, and financial reporting processes generally.

Among other things, the Audit Committee contracts with the independent auditors to audit our financial statements; inquires as to the independence of the auditors, and obtains at least annually the auditors’ written statement describing their independent status; meets with the independent auditors, with and without management present, to discuss their examination, their evaluation of our internal controls, and the overall quality of our financial reporting; and investigates any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose, as deemed necessary by the Audit Committee.

In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2015:

(1) The Audit Committee reviewed and discussed with management and the independent auditors our audited consolidated financial statements for the year ended December 31, 2015, and reports on the effectiveness of internal controls over financial reporting contained in our Annual Report on Form 10-K for the year ended December 31, 2015, including a discussion of the reasonableness of significant judgements and the clarity of disclosures in the consolidated financial statements.

(2) The Audit Committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended.

(3) The Audit Committee discussed with the independent auditors the auditors’ independence and received the written disclosures and the letter from the independent auditors as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee regarding independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015.  The Audit Committee also has appointed, and requested shareholder ratification of the appointment of, Grant Thornton LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Submitted by the Audit Committee: William L. Olivari, Chairman, John J. Allen, and Howard C. Serkin.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.  IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

Ratification of Independent Registered Public Accounting Firm

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016.  Grant Thornton was appointed as the Company’s independent registered public accounting firm on March 2, 2012.

Representatives of Grant Thornton are required to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Although applicable law does not require shareholder ratification of the appointment of Grant Thornton to serve as our independent registered public accounting firm, our Board has decided to ascertain the position of our shareholders on the appointment.  If the shareholders fail to ratify the appointment of Grant Thornton, our Audit Committee will reconsider the appointment.  Even if the selection is ratified, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our shareholders.

This proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.  Abstentions and broker non-votes will have no effect on this proposal.  Shares represented by executed proxies on proxy cards will be voted, if specific instructions are not otherwise given, for the ratification of Grant Thornton as our independent registered public accounting firm.

Our Board of Directors recommends a vote “FOR” the ratification of Grant Thornton as our independent registered public accounting firm.

Auditor Fees

The following table represents aggregate fees billed in 2015 by Grant Thornton and KPMG for professional services, by category as described in the notes to the table.  All fees were pre-approved by the Audit Committee.

	Grant Thornton		KPMG(3)
	2015	2014	2015	2014
	$	$	$	$
Audit Fees(1)	357,258	218,107	-0-	-0-
Audit-Related Fees	-0-	-0-	-0-	15,000
Tax Fees(2)	76,050	78,822	-0-	-0-
All Other Fees	-0-	-0-	-0-	-0-
Total	433,308	296,929	-0-	15,000

(1)

Aggregate fees billed for professional services rendered by Grant Thornton for the audit of our annual consolidated financial statements, review of interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and other services normally provided in connection with our statutory and regulatory filings or engagements by year.

(2)

Aggregate fees billed for professional services rendered by Grant Thornton for tax compliance, tax advice, and tax planning, including preparation of tax forms, including federal and state income tax returns, and income tax consulting services.

(3)

Aggregate fees billed for professional services rendered by KPMG are for services related to providing their consent of inclusion of their audit opinion for fiscal year ended December 31, 2011 provided in 2014 in connection with our filing of our Annual Report on Form 10-K for the years ending December 31, 2013.

Pre-approval Policy

The Audit Committee has adopted a Pre-Approval Policy (the “Policy”) governing the pre-approval of all audit and non-audit services performed by the independent auditor in order to ensure that the performance of such services does not impair the auditor’s independence.

According to the Policy, the Audit Committee will annually review and pre-approve the audit services that may be provided by the independent auditor and the fees to be paid for those services during the following year, and may from time-to-time review and pre-approve audit-related services, tax services and all other services to be provided by the independent auditor.  The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.  For pre-approval, the Audit Committee will consider whether the service is consistent with the SEC’s rules on auditor independence, as well as whether the independent auditor is in the best position to provide the service for reasons such as its familiarity with our business, people, culture, accounting system, risk profile and other factors.  All such factors will be considered as a whole, with no single factor being determinative.

The Audit Committee may delegate pre-approval authority to one or more of its members.  The member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.  The Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established periodically by the Audit Committee.  Any proposed services exceeding these levels will require separate pre-approval by the Audit Committee.

Requests or applications to provide services that require pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Company’s Chief Financial Officer and must include (1) a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence, and (2) with respect to each proposed pre-approved service, detailed back-up documentation regarding the specific service to be provided. Requests or applications for services to be provided by the independent auditor that do not require separate approval by the Audit Committee will be submitted to the Company’s Chief Financial Officer and will include a description of the services to be rendered.  The Company’s Chief Financial Officer will determine whether such services are included within the list of services that have previously received the pre-approval of the Audit Committee.  The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.  IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

The Company is providing its shareholders with the opportunity to cast an advisory vote to approve executive compensation pursuant to Section 14A of the Securities Exchange Act of 1934.  The Company requests shareholder approval of the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, which includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables.

As an advisory vote, this proposal is not binding upon the Company or our Board.  However, the Board and the Compensation Committee, who are responsible for designing and administering the

Company’s executive compensation program, value the opinions expressed by shareholders and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Our Board of Directors recommends a vote “FOR” this proposal.

PROPOSAL 4: SHAREHOLDER PROPOSAL REGARDING HIRING INDEPENDENT ADVISOR TO EVALUATE WAYS TO MAXIMIZE SHAREHOLDER VALUE

OUR BOARD TAKES NO POSITION ON THIS PROPOSAL.  IF NOT OTHERWISE SPECIFIED, PROXIES WILL NOT BE VOTED FOR OR AGAINST THIS PROPOSAL.

Wintergreen Advisers, LLC, 333 Route 46 West, Suite 204, Mountain Lakes, New Jersey 07046.  As of the date of our receipt of this proposal, this shareholder stated that it may be deemed to beneficially own 1,543,075 shares of our common stock.

PROPOSED: The shareholders of CTO, assembled at the annual meeting in person and by proxy, hereby request the Board of Directors (the “Directors”), in order to capitalize upon the revitalized real estate market in Daytona Beach and Volusia County, hire an independent adviser to evaluate ways to maximize shareholder value through the sale of CTO or through the liquidation of CTO’s assets.

Supporting Statement:

We believe CTO management should focus on maximizing shareholder value either by selling CTO or liquidating CTO’s assets.  Daytona Beach and Volusia County’s real estate values have rebounded since the financial crisis, which may present an attractive opportunity for an acquirer of CTO. Alternatively, shareholders may receive better value by receiving a cash distribution from the sale of the remainder of CTO’s land and the liquidation of the income property portfolio, before a rising interest rate environment damages these holdings’ value and reduces shareholder value.  Shareholders have been waiting a long time; now is the time for CTO’s Directors to evaluate ways to maximize shareholder value.

In his October 27, 2015 press release, CTO’s President and CEO stated: “our recent share price is not representative of the net asset value of the company.” We agree.  Over the past two years, CTO’s management aggressively increased leverage, dramatically expanded a securities portfolio of undisclosed holdings and initiated a derivatives portfolio.  General and administrative expenses have soared.  The alarming increase in risk and expenses has not led to a material increase in book or market value, and clearly is not recognized through stock price appreciation.  We believe the simple truth is that CTO’s management team has failed, and now is the time to act.

Therefore, we believe that the greatest value to shareholders will be realized through a thoughtful evaluation of the sale of CTO or the liquidation of CTO’s assets.  We believe a vote for this shareholder proposal would benefit all shareholders.

Statement of the Board Regarding Proposal 4

The Board takes no position on this proposal.  As previously announced, a special committee of independent directors (the “Special Committee”), formed by the Board for the purpose of exploring strategic alternatives to further enhance shareholder value, has engaged Deutsche Bank Securities Inc. (“Deutsche Bank”) as independent financial advisor to the Special Committee.

PROPOSAL 5: APPROVAL FOR THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK UPON CONVERSION OF THE COMPANY’S 4.50% CONVERTIBLE SENIOR NOTES DUE 2020

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.  IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

We are asking shareholders to authorize the Company to issue up to 1,387,860 additional shares of common stock for settlement upon conversion of our 4.50% Convertible Senior Notes due 2020 (the “Notes”).

On March 11, 2015, the Company issued $75 million aggregate principal amount of the Notes.  Upon conversion, holders of the Notes will receive cash, shares of common stock of the Company, or a combination of cash and shares of common stock, at the Company’s election.  If the Company elects to deliver a combination of cash and shares of common stock upon conversion, then the number of shares of common stock the Company can deliver is currently subject to a “conversion share cap” of 1,181,124 shares of common stock, which is equal to approximately 19.99% of the number of shares of our common stock outstanding on March 5, 2015, the date the Notes were priced.  The conversion share cap was included to comply with certain listing standards of the NYSE MKT, which provide that unless shareholder approval is obtained, we may not issue shares that equal or exceed 20% of our shares outstanding at the time of such issuance.  In the indenture governing the Notes, the Company agreed to use commercially reasonable efforts to obtain such shareholder approval to eliminate the conversion share cap.

Conversion of the Notes at maturity would result in the issuance of a maximum of 1,088,520 additional shares of common stock, which is below the conversion share cap. However, under certain circumstances, if settlement of the Notes occurs prior to maturity, and the maximum make-whole premium applies, the maximum number of shares that could be issued upon conversion is 1,387,860, which exceeds the conversion share cap by 206,736 shares. The Company currently intends to settle conversion of the Notes in cash, with shares to be issued only for settlement of any excess conversion value, which would not result in shares being issued in excess of the conversion share cap. However, we are seeking approval of this proposal to provide us with maximum flexibility to satisfy our conversion obligations in cash, shares, or a combination of cash and shares. This provides us with protection against the risk of being forced to make cash payments upon conversion of the Notes at times when it may be disadvantageous to us to do so. However, approval of this proposal could result in additional dilution to existing shareholders.

The Company hereby requests shareholder approval for the issuance by the Company of up to 1,387,860 additional shares of common stock upon conversion of the Notes.

Description of the Notes

The Notes bear interest at a rate of 4.50% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2015.  The Notes will mature on March 15, 2020, unless earlier purchased or converted.

Holders may surrender their Notes for conversion at any time prior to the close of business on the day immediately preceding December 15, 2019 only upon the satisfaction of certain conditions relating to the closing sale price of our common stock, the trading price per $1,000 principal amount of Notes and specified corporate events.  The initial conversion rate will be 14.5136 shares of common stock for each $1,000 principal amount of Notes, which represents an initial conversion price of approximately $68.90 per share of common stock.  The conversion rate is subject to adjustment in certain circumstances.

The Notes are senior unsecured obligations of the Company and rank (i) senior in right of payment to any existing and future indebtedness of the Company that is expressly subordinated in right of payment to the Notes; (ii) equal in right of payment to any existing and future unsecured indebtedness of the Company that is not so subordinated; (iii) effectively junior to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness; and (iv) structurally junior to all existing and future indebtedness, other liabilities (including trade payables) incurred by the Company’s subsidiaries, unless and to the extent such subsidiaries in the future guarantee the Notes.

The Notes were issued pursuant to an Indenture, dated as of March 11, 2015, between the Company and U.S. Bank, National Association, as trustee.  Shareholders desiring a more complete understanding of the terms of the Notes are urged to read the Indenture, which was included as Exhibit 4.1 to the Company’s Current Report on 8-K filed with the SEC on March 11, 2015.

Our Board of Directors recommends a vote “FOR” this proposal.

OTHER MATTERS

Our Board of Directors does not intend to bring any other matters before the Annual Meeting, and except as described in this proxy statement, it is not aware of any other matters that will or may be properly presented at the Annual Meeting by others.  The deadline under our Bylaws for any shareholder proposal not discussed in this proxy statement to be properly presented at the Annual Meeting has passed.  If any other matters are properly brought before the Annual Meeting, however, the persons named in the accompanying proxy card will vote the shares for which we have received proxies in accordance with their best judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers, and persons who beneficially own more than 10% of our common stock to file with the SEC and the NYSE MKT initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock.  Directors, executive officers, and beneficial owners of more than 10% of our common stock are required by SEC rules to furnish us with copies of all such reports.  To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations from directors and executive officers that no other reports were required, we believe that all reports required under Section 16(a) were timely filed during the fiscal year ended December 31, 2015, except for the following filings: John P. Albright, Mark E. Patten, and Daniel E. Smith, late Form 4 filing on April 20, 2015.

SHAREHOLDER PROPOSALS

Inclusion of Proposals in our Proxy Statement and Proxy Card under the SEC Rules

Shareholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2017 Annual Meeting of Shareholders, a written copy of their proposal must be received at our principal executive offices no later than November 15, 2016.  Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials.

Advance Notice Requirements for Shareholder Submission of Nominations and Proposals

Required Timing.  In addition, our Bylaws provide that, for any shareholder proposal or director nomination to be properly presented at the 2017 Annual Meeting of Shareholders, whether or not also submitted for inclusion in our proxy statement, we must receive written notice of the matter not less than 150 days nor more than 210 days prior to the first anniversary of the date of the preceding year’s annual meeting.  Thus, to be timely, the written notice of a shareholder’s intent to make a nomination for election as a director or to bring any other matter before the 2017 Annual Meeting of Shareholders must be received by our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809 no earlier than September 29, 2016 and no later than November 28, 2016.  Further, any proxy granted with respect to the 2017 Annual Meeting of Shareholders will confer on management discretionary authority to vote with respect to a shareholder proposal or director nomination if notice of such proposal or nomination is not received by our Corporate Secretary within the timeframe provided above.

Required Shareholder Information.  Each such written notice must contain, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal of other business is made: (i) the name and address of such shareholder, as they appear on our stock transfer books, and the name and address of such beneficial owner; (ii) the class or series and number of our shares owned beneficially and of record by such shareholder and such beneficial owner; (iii) the date or dates upon which such shareholder acquired ownership of such shares; and (iv) a representation that the shareholder is a holder of record of our capital stock, entitled to vote at such meeting, and that such shareholder intends to appear in person or by proxy at the meeting to bring such business before the meeting.

Required Director Nominee Information.  With respect to each person whom the shareholder proposes to nominate for election as a director (a “proposed nominee”), the shareholder shall provide: (i) the name, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee; (iii) the class or series and number of our shares, if any, owned beneficially and of record by the proposed nominee; (iv) any other information regarding each proposed nominee proposed by such shareholder as would be required to be included in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors; (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, on whose behalf the nomination is being made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or other acting in concert therewith, on the other hand; and (vi) the written consent of each proposed nominee to serve as a director if so elected.  In addition, to be eligible to be a nominee for election or reelection as a director, the prospective nominee, or someone acting on such prospective nominee’s behalf, must deliver (in accordance with any applicable time periods prescribed for delivery of notice described herein) to our corporate secretary at our principal executive offices a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the corporate secretary upon written request).

A copy of our Bylaws is available as an exhibit to a current report on Form 8-K we filed with the Securities and Exchange Commission on April 28, 2011.  A nomination or proposal that does not supply adequate information about the nominee or proposal, and the shareholder making the nomination or proposal, will be disregarded.

ANNUAL REPORT

Our Annual Report to Shareholders for the fiscal year ended December 31, 2015, accompanies this proxy statement.  Additional copies may be obtained by writing to us at P.O. Box 10809, Daytona Beach, Florida 32120-0809.  Our Annual Report and Proxy Statement are also available on our website at www.ctlc.com.

REVOCABLE PROXY

CONSOLIDATED-TOMOKA LAND CO.

ANNUAL MEETING OF SHAREHOLDERS

April 27, 2016

2:00 p.m., Eastern Daylight Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Consolidated-Tomoka Land Co., a Florida corporation, hereby appoints Jeffry B. Fuqua and John P. Albright, each or either of them, with full power of substitution, to represent and to vote on behalf of the undersigned all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders scheduled to be held on Wednesday, April 27, 2016, at 2:00 p.m., local time, at the LPGA International Clubhouse, 1000 Champions Drive, Daytona Beach, Florida 32124, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares upon the matters described in the Notice of Annual Meeting of Shareholders and related Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged), and upon any other business that may properly come before such Annual Meeting.

The shares represented by this proxy will be voted as directed on the reverse side, but if no direction is made, the proxies named herein intend to vote the securities at their discretion FOR Proposal 1 for the election of the nominees listed in the Proxy Statement for the Annual Meeting, and FOR Proposals 2, 3 and 5, and ABSTAIN from Proposal 4, and otherwise at the discretion of the proxies.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE BY THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

☐    FOLD AND DETACH HERE    ☐

CONSOLIDATED-TOMOKA LAND CO. – ANNUAL MEETING, APRIL 27, 2016

YOUR VOTE IS IMPORTANT!

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 27, 2016.  This proxy statement and a copy of our 2015 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, are available at www.investorvote.com/CTO.

You can vote in one of three ways:

1. Call toll free 1-866-641-4276 on a Touch-Tone Phone.  There is NO CHARGE to you for this call.

or

2. Online at www.investorvote.com/CTO and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

PLEASE MARK VOTES
☒	AS IN THIS EXAMPLE	REVOCABLE PROXY CONSOLIDATED-TOMOKA LAND CO.	Annual Meeting of Shareholders APRIL 27, 2016

Proposal 1 – Election of seven Directors to one-year terms ending in 2016				Proposal 2 – Ratification of the appointment by our Audit Committee of Grant Thornton LLP, as our independent registered public accounting firm for fiscal year 2015	For ☐	Against ☐	Abstain ☐

(01) John P. Albright	For ☐	Against ☐	Abstain ☐	Proposal 3 – Advisory vote to approve executive compensation	For ☐	Against ☐	Abstain ☐

(02) John J. Allen	For ☐	Against ☐	Abstain ☐	Proposal 4 – Request the Board to hire independent advisor to evaluate ways to maximize shareholder value	For ☐	Against ☐	Abstain ☐

(03) Jeffry B. Fuqua	For ☐	Against ☐	Abstain ☐	Proposal 5 – Approval for issuance of additional shares upon conversion of Notes	For ☐	Against ☐	Abstain ☐

(04) William L. Olivari	For ☐	Against ☐	Abstain ☐

(05) Howard C. Serkin	For ☐	Against ☐	Abstain ☐	The proxies are authorized to vote upon such other business as may properly come before the meeting in their discretion.

(06) A. Chester Skinner, III	For ☐	Against ☐	Abstain ☐

(07) Thomas P. Warlow, III	For ☐	Against ☐	Abstain ☐	This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each of the director nominees and FOR Proposals 2, 3 and 5.
				Mark here for address change			☐

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, attorneys, etc. should give full title as such. If the signer is a corporation or partnership, please sign full corporate name by duly authorized officer.

☐	IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW	☐

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

☐

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1.	By Telephone (using a touch-tone phone); or

2.	Online; or

3.	By Mail.

A vote by telephone or online authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy card.  Please note that online and telephone votes must be cast prior to 3:00 a.m. Eastern Daylight Time, on April 27, 2016.  It is not necessary to return this proxy card if you vote online or by telephone.

Vote by Telephone Call Toll-Free on a touch-tone phone any time prior to 3:00 a.m. Eastern Daylight Time, on April 27, 2016: 1-866-641-4276	Vote Online Any time prior to 3:00 a.m. Eastern Daylight Time, on April 27, 2016 go to www.investorvote.com/CTO

Please note that the last vote received, whether online, by telephone or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS:	www.investorvote.com/CTO

Your vote is important!